EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

SIMPLICITY ESPORTS AND GAMING COMPANY

ESPORTS MERGER SUB, INC.,

PLAYLIVE NATION, INC.,

AND

THE OTHER PARTIES HERETO

Dated as of July 25, 2019

ii

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS	25
3.1	Authorization of Transaction	25
3.2	Non-Contravention	25
3.3	Brokers	25
3.4	Company Shares	26
3.5	Absence of Claims	26
3.6	Investment	26
3.7	Restricted Securities; Legend	26
ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	27
4.1	Organization and Standing	27
4.2	Authority Relative to this Agreement	27
4.3	No Conflict; Required Filings and Consents	27
4.4	Securities Commission Documents; Parent Financial Statements	28
4.5	Litigation	28
4.6	Brokers	28
ARTICLE V	ADDITIONAL AGREEMENTS	29
5.1	Confidentiality	29
5.2	Public Disclosure	29
5.3	Additional Documents and Further Assurances	29
5.4	Expenses	30
5.5	Spreadsheet	30
5.6	Waiver and Release of Claims	30
5.7	Conduct of the Business	31
5.8	No Solicitation	33
5.9	Access to Information	34
5.10	Efforts to Consummate	35
5.11	Tax Matters	35
ARTICLE VI	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION; ESCROW	36
6.1	Survival of Representations and Warranties	36
6.2	Indemnification	36
6.3	Limitations on Indemnification	37
6.4	Escrow Arrangements	38
6.5	Stockholders Representative	41
ARTICLE VII	CONDITIONS TO CONSUMMATION OF THE MERGER	42
7.1	Conditions to Obligations of Each Party to Effect the Merger	42
7.2	Conditions to the Obligations of Parent and Merger Sub	42
7.3	Conditions to the Obligations of the Company and the Stockholders	45
ARTICLE VIII	TERMINATION; WAIVER	45
8.1	Termination	45
8.2	Effect of Termination	46
8.3	Extension; Waiver	46

iii

ARTICLE IX	DEFINITIONS	46
9.1	Definitions	46
9.2	Other Definitions	53
ARTICLE X	GENERAL PROVISIONS	55
10.1	Notices	55
10.2	Interpretation	56
10.3	Counterparts	56
10.4	Entire Agreement; Assignment	56
10.5	Amendment	57
10.6	Severability	57
10.7	Other Remedies	57
10.8	No Third Party Beneficiaries	57
10.9	Governing Law; Exclusive Jurisdiction	57
10.10	Rules of Construction	58
10.11	Waiver of Jury Trial	58
10.12	Disclosure Schedules	58
10.13	USA Patriot Act Compliance	58
10.14	USA Patriot Act Compliance	58

Exhibits

Exhibit A	Form of Restrictive Covenant Agreement
Exhibit B	Form(s) of Employment Agreement
Exhibit C	Form of Lock-up Agreement
Exhibit D	Form of Certificate of Merger

iv

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of July 25, 2019 by and among Simplicity ESports and Gaming Company, a Delaware corporation (“Parent”), ESports Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), PLAYLive Nation, Inc., a Delaware corporation (the “Company”), Duncan Wood (“Wood”), Robert J. Steinberger (“Steinberger”), Eric J. Charneski (“Charneski”), Jordan C. Jenson (“Jenson”), Alec T. Carpenter (“Carpenter” and together with Wood, Steinberger, Charneski, and Jenson, the “Stockholders”), and Duncan Wood, in his capacity as representative of the Stockholders in accordance with the terms of this Agreement (“Stockholders Representative”).

RECITALS

WHEREAS, Parent desires to acquire 100% of the issued and outstanding shares of common stock of the Company (each a “Share” and collectively, the “Shares”) by way of a merger pursuant to which Merger Sub will merge with and into the Company with the Company surviving the merger (the “Merger”);

WHEREAS, the Boards of Directors of each of Parent, Merger Sub and the Company believe it is advisable and in the best interests of each such corporation and its respective stockholders that Parent acquire the Company through the Merger and, in furtherance thereof, have adopted and approved this Agreement and have approved the Merger and all other transactions contemplated hereby;

WHEREAS, pursuant to the Merger, among other things, all of the issued and outstanding capital stock of the Company shall be converted into the right to receive the consideration set forth herein;

WHEREAS, a portion of the consideration otherwise payable by Parent in connection with the Merger shall be deposited by Parent in accordance with Section 6.4 hereof into an escrow account as partial security for the indemnification obligations set forth in this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and an inducement to the willingness of Parent and Merger Sub to enter into this Agreement, the Stockholders shall execute and deliver a Restrictive Covenant Agreement in the form of Exhibit A hereto (the “Restrictive Covenant Agreements”);

WHEREAS, as a condition and an inducement to the willingness of Parent and Merger Sub to enter into this Agreement, at Closing (i) each of Wood, Jenson, and Carpenter will execute and deliver an employment agreement, in substantially the form attached hereto as Exhibit B (an “Employment Agreement”), and (ii) each of the Stockholders will enter into a Lock-up Agreement with Parent in substantially the form attached hereto as Exhibit C (a “Lock-up Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement the Company’s Board of Directors has unanimously adopted and approved, and recommended to the Company’s stockholders, this Agreement and the transactions contemplated hereby and all Stockholders have approved and adopted this Agreement and the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporation Law (the “DGCL”), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. The surviving corporation after the Merger is sometimes referred to herein as the “Surviving Corporation”.

1.2 Effective Time. Unless this Agreement is earlier terminated pursuant to Section 8.1 hereof, the closing of the Merger (the “Closing”) will take place at 10:00 A.M., Eastern Time on a date specified by Parent and Stockholders Representative, which shall be a promptly as practicable after the conditions set forth in Article VII hereof have been satisfied or waived (such date on which Closing occurs, the “Closing Date”), at the offices of Akerman LLP, 350 East Las Olas Boulevard, Suite 1600, Fort Lauderdale, Florida 33301, unless another time or place is mutually agreed upon in writing by Parent and Stockholders Representative, provided, however, that the parties hereto acknowledge and agree that the Closing may be effectuated by exchanging documents via facsimile, DocuSign, e-mail, portable document format (.pdf), other electronic means, and/or overnight courier. At the Closing, the Company shall cause a certificate of Merger substantially in the form attached hereto as Exhibit D (the “Certificate of Merger”) to be to be executed, signed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective upon such filing in Delaware. The date and time of the filing by the Secretary of State of the State of Delaware shall be referred to herein as the “Effective Time”.

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as set forth in this Agreement and as provided in Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms and conditions of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation. The name of the Surviving Corporation shall remain “PLAYLive Nation, Inc.” at the Effective Time.

1.4 Articles of Incorporation and Bylaws.

(a) Unless otherwise determined by Parent prior to the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be the certificate of incorporation of the Company as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the DGCL and as provided in the Certificate of Incorporation of the Surviving Corporation.

(b) Unless otherwise determined by Parent prior to the Effective Time, the bylaws of the Surviving Corporation shall be the bylaws of the Company as in effect immediately prior to the Effective Time until thereafter amended in accordance with the DGCL and as provided in the Certificate of Incorporation of the Surviving Corporation and such bylaws.

1.5 Directors and Officers.

(a) Directors of Surviving Corporation. Unless otherwise determined by Parent prior to the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of the DGCL and the Certificate of Incorporation and bylaws of the Surviving Corporation until their successors are duly elected and qualified, or until their earlier resignation or removal.

(b) Officers of Surviving Corporation. Unless otherwise determined by Parent prior to the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the bylaws of the Surviving Corporation.

1.6 Effect of Merger on the Capital Stock and Other Securities of the Constituent Corporations.

(a) Effect on Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of shares of Company Common Stock, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, upon the terms and subject to the conditions set forth in this Section 1.6 and throughout this Agreement, including the escrow provisions set forth in Article VI hereof, will be cancelled and extinguished and will be converted automatically into the right to receive the Per Share Merger Consideration upon surrender of the certificate representing such shares of Company Common Stock in the manner provided in Section 1.8 hereof. For purposes of calculating the portion of the Merger Consideration issuable to each Stockholder pursuant to this Section 1.6(a), all shares of Company Common Stock held by each Stockholder shall be aggregated (and, if determined by Parent, may be aggregated on a certificate-by-certificate basis). Notwithstanding anything set forth in this Section 1.6, any Dissenting Shares will be treated as set forth in Section 1.7 hereof.

(b) Withholding Taxes. The Company, and on its behalf Parent, the Surviving Corporation and the Escrow Agent, shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any Person such amounts as may be required to be deducted or withheld therefrom under any provision of federal, state, local or foreign Tax Law or under any applicable legal requirement. Any such amounts shall be withheld or deducted from the Merger Consideration payable to the Stockholder. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(c) Capital Stock of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

1.7 Dissenting Shares.

(a) Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Common Stock held by a holder who has not effectively withdrawn or lost such holder’s appraisal, dissenters’ or similar rights for such shares under the DGCL, as applicable (collectively, the “Dissenting Shares”), shall not be converted into or represent a right to receive the Per Share Merger Consideration, but the holder thereof shall only be entitled to such rights as are provided by the DGCL.

(b) Notwithstanding the provisions of Section 1.7(a) hereof, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal or dissenters’ rights under the DGCL, as applicable, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the Per Share Merger Consideration, without interest thereon, and subject to the provisions of Section 6.4 hereof, upon surrender of the certificate representing such shares and compliance with the other provisions of Section 1.8.

(c) The Company shall give Parent (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of the DGCL, and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed, make any payment with respect to any such demands or offer to settle or settle any such demands. Notwithstanding the foregoing, to the extent that Parent, the Surviving Corporation or the Company (A) makes any payment or payments in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement or (B) incurs any Losses in respect of any Dissenting Shares (excluding payments for such shares) ((A) and (B) together, “Dissenting Share Payments”), Parent shall be entitled to recover under the terms of Article VI hereof the amount of such Dissenting Share Payments.

1.8 Exchange Procedures.

(a) Parent to Provide Consideration. Promptly following the Effective Time, Parent shall make available for exchange in accordance with this Article I that portion of the Merger Consideration issuable pursuant to Section 1.6 hereof in exchange for outstanding Company Common Stock, provided, however, that Parent shall deposit into the Escrow Fund the Escrow Shares out of the aggregate Merger Consideration otherwise issuable to the Stockholders pursuant to Section 1.6 hereof. Parent shall be deemed to have deposited each Stockholder’s Pro Rata Portion of the Escrow Shares into the Escrow Fund at such time, rounded to the nearest whole share.

(b) Exchange Procedures. At the Closing, each Stockholder holding Company Common Stock shall deliver to Parent stock certificates evidencing such Stockholder’s shares of Company Common Stock (the “Company Stock Certificates”), free and clear of all Liens, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto.

(c) No Liability. Any shares of Parent Common Stock remaining unclaimed by any Stockholder as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any and all claims or interest of any Person previously entitled thereto. Notwithstanding anything to the contrary in this Section 1.8, neither Parent, the Surviving Corporation, nor any other party hereto shall be liable to a holder of Company Common Stock for any amount paid or shares delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.9 No Further Ownership Rights in Company Stock. The shares of Parent Common Stock issued in respect of the surrender for exchange of shares of Company Common Stock in accordance with the terms and conditions hereof shall be deemed to be full satisfaction of all rights pertaining to such Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Stock Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article I. At and after the Effective Time, each Stockholder shall cease to have any rights as a stockholder of the Company, except as otherwise required by Law and for the right to surrender his Company Stock Certificate in exchange for payment of the Per Share Merger Consideration.

1.10 Lost, Stolen or Destroyed Certificates. In the event any Company Stock Certificate shall have been lost, stolen or destroyed, Parent shall issue in exchange for such lost, stolen or destroyed certificate, upon the making of an affidavit of that fact by the holder thereof, such number of shares of Parent Common Stock, if any, as may be required pursuant to Section 1.6 hereof; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the Stockholder who is the owner of such lost, stolen or destroyed certificates to either (a) deliver a bond in such amount as it may direct or (b) provide an indemnification agreement in form and substance acceptable to Parent, against any claim that may be made against Parent with respect to the certificates alleged to have been lost, stolen or destroyed.

1.11 Fractional Shares. No fraction of a share of Parent Common Stock will be issued in connection with the Merger. The number of shares of Parent Common Stock to be issued to each Stockholder in connection with the Merger (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall, upon compliance with the provisions of Section 1.8, be rounded up to the next whole share in lieu of such fractional share.

1.12 Taking of Necessary Action; Further Action. If at any time after the Effective Time, Parent or the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are reasonably necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company or otherwise to carry out this Agreement, the officers of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of the Company, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement and the Stockholders Representative, on behalf of the Stockholders, shall assist in any such actions (including by executing and delivering, in the name and on behalf of the Stockholders or in its capacity as the Stockholders Representative, all such deeds, bills of sale, assignments and assurances).

1.13 Tax Treatment. For federal income tax purposes, the Merger is intended to qualify as a reorganization pursuant to Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Code (“Intended Tax Treatment”). This Agreement constitutes a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).

1.14 Determination of Minimum Cash Adjustment.

(a) At the Closing, the Company shall have not less than $10,000 in cash net of issued but uncleared checks, ACHs, and drafts, on deposit in the Company’s principal bank account (“Minimum Cash”).

(b) Within sixty (60) days after the Closing Date, Parent may deliver a notice to Stockholders Representative setting forth a description of any item which caused Minimum Cash to exceed or fall below $10,000 and the actual amount of Minimum Cash on deposit in the Company’s principal bank account as of the Closing (a “Minimum Cash Adjustment Notice”). If the actual amount of Minimum Cash as of the Closing is more than $10,000, then Parent shall pay to the Stockholders Representative (for distribution to the Stockholders), the amount by which Minimum Cash exceeds $10,000 provided, however, in no event shall the cash payment exceed an amount that will permit the transactions contemplated by this Agreement to qualify for the Intended Tax Treatment. If the actual amount of Minimum Cash as of the Closing is less than $10,000, then the Stockholders Representative (on behalf of the Stockholders) shall pay to Parent the amount by which Minimum Cash is less than $10,000. Any amount payable under this Section 1.14 shall be paid promptly, but in no event more than five (5) Business Days after Parent’s delivery of the Minimum Cash Adjustment Notice to an account designated in writing by Parent or Stockholders Representative, as applicable.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE STOCKHOLDERS

Except as set forth in the disclosure schedule delivered by the Company to Parent and Merger Sub concurrently with the execution and delivery of this Agreement (the “Company Disclosure Schedule”), each of the Company and the Stockholders hereby represents and warrants to Parent and Merger Sub as of the date of this Agreement and as of the Effective Time as follows:

2.1 Organization and Qualification; No Subsidiaries

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary.

(b) The Company does not, directly or indirectly, own, of record or beneficially, any outstanding voting securities, or Equity Interests of any kind or nature (whether controlling or not) in any corporation, limited liability company, partnership, trust, joint venture or other entity (including, but not limited to, any interest in any profits, capital or business of any entity), and the Company is not a party to any Contract to acquire any such interest.

(c) Attached to Section 2.1(c) of the Company Disclosure Schedule is a true and complete copy of each Conversion Document. Each Conversion Document is in full force and effect and has not been amended, restated, modified, rescinded. Other than as set forth in Section 2.1(c) of the Company Disclosure Schedule, there are no other Contracts, documents, or instruments relating to or necessary to consummate the Conversion.

2.2 Organizational Documents. The Company has made available to Parent a complete and correct copy of the certificate of incorporation and bylaws of the Company, in each case as amended to date (“Organizational Documents”). Such Organizational Documents are in full force and effect and no other organizational documents are applicable or binding upon the Company or. The Company is not, and has never been, in violation of any of the provisions of its Organizational Documents. The Company has made available to Parent complete and correct copies of the minutes of all meetings of the board of directors (and each committee thereof) and of the stockholders of the Company.

2.3 Capitalization; Indebtedness.

(a) The authorized capital stock of the Company consists of (i) 10,000 shares of Company Common Stock, of which 10,000 shares are issued and outstanding and none of which are held in treasury. All of the issued and outstanding shares of Company Common Stock are validly issued, fully paid and nonassessable and were issued free of preemptive (or similar) rights. All shares of Company Common Stock were issued in compliance with all applicable state and federal securities Laws, and all offering memoranda or other offering materials relevant to such offerings. Section 2.3(a) of the Company Disclosure Schedule sets forth a complete list of the holders of all outstanding shares of Company Common Stock, and the number of shares held by each such holder, and the share certificates issued to such holder in respect of such shares both as of the date hereof and immediately prior to the Effective Time.

(b) The Company has no issued and outstanding options or warrants to purchase or otherwise acquire Company Common Stock. There are no (A) Equity Rights of any character relating to the issued or unissued Equity Interests of the Company or obligating the Company to issue or sell any shares of capital stock of, or other Equity Interests in, the Company, or (B) authorized, issued or outstanding securities, instruments, evidence of indebtedness or agreements convertible, exchangeable or exercisable for shares of capital stock or Equity Interests of the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of Company Common Stock, or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person. The Company is not party to any stockholders’ agreement, voting trust agreement or registration rights agreement relating to any Equity Interests of the Company or any other Contract relating to disposition, voting or dividends or distributions with respect to any Equity Interests of the Company. All dividends, if any, on the Company Common Stock that have been declared or have otherwise accrued have been paid in full.

(c) The Company has no outstanding Indebtedness.

(d) Section 2.3(d) of the Company Disclosure Schedule sets forth a true and correct schedule of the percentage of the Merger Consideration issuable in respect of each holder of Company Common Stock.

2.4 Authority Relative to This Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and the Related Agreements to which the Company is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement and the Related Agreements to which the Company is a party. The execution, delivery and performance of this Agreement and the Related Agreements to which the Company is a party by the Company and the consummation by the Company of the transactions contemplated by this Agreement and the Related Agreements to which the Company is a party have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement, the Related Agreements to which the Company is a party, or to consummate the transactions contemplated by this Agreement and the Related Agreements to which the Company is a party. This Agreement and each Related Agreement to which the Company is a party has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms and conditions in each case to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or equity) (the “Bankruptcy Exceptions”). The Stockholders have approved the Merger and this Agreement and have executed and delivered a written consent evidencing such approval and such consent is sufficient to approve the Merger and this Agreement in accordance with applicable Law and the Organizational Documents of the Company.

2.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement and the Related Agreements to which the Company is a party by the Company do not, and the performance of this Agreement and the Related Agreements to which the Company is a party by the Company and the consummation by the Company of the transactions contemplated by this Agreement and the Related Agreements to which the Company is a party will not, or would not reasonably be expected to, (i) conflict with or violate any of the Organizational Documents of the Company, (ii) except as set forth on Section 2.5(a) of the Company Disclosure Schedule result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation, acceleration or material modification under, or give rise to the need for a consent pursuant to, any of the terms, conditions or provisions of any Contract, (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation of any Governmental Entity having jurisdiction over the Company or any of its properties or assets or (iv) except as contemplated by this Agreement, result in the creation of any Lien upon any of the assets of the Company.

(b) Except as set forth in Section 2.5(b) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other Person, except for the filing and recordation of appropriate merger documents as required by the DGCL.

2.6 Permits; Compliance.

(a) The Company is in possession of all franchises, grants, authorizations, licenses and permits, and all easements, variances, exceptions, consents, certificates, approvals and orders of, any Governmental Entity necessary for each such entity to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”). Section 2.6(a) of the Company Disclosure Schedule sets forth a list of each Company Permit. Complete and correct copies of all of the Company Permits required to be listed in Section 2.6(a) of the Company Disclosure Schedule have been delivered to Parent by the Company. No suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, is threatened. The Company is in material compliance with all Contracts and Company Permits to which the Company, or by which any property or asset of the Company, is bound.

(b) The Company is, and at all times during the last five (5) years, has been, in compliance in all material respects with all Laws applicable to the Company. During the last five (5) years, the Company has not received any communication from any Governmental Entity that alleges that the Company is not in compliance with any applicable Law. There are no pending or, to the Company’s Knowledge threatened, and during the past five (5) years there have been no, Actions by any Governmental Entity or any other Person against the Company.

(c) The Company and its directors and officers, and to the Company’s Knowledge, the Company’s employees, and any agents acting on behalf of the Company, are and, during the last five (5) years have been, in compliance with any applicable foreign economic sanctions laws and regulations, including economic sanctions administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control, U.S. and applicable foreign Laws and regulations pertaining to export and import controls, including those administered by the U.S. Departments of Commerce and State, and applicable U.S. and foreign anti-money laundering Laws (collectively, “Sanctions”).

(d) The Company and its officers, directors, and to the Knowledge of the Company, the Company’s employees, agents, or other Persons acting on behalf of the Company (i) are not and have not been during the last five (5) years designated on any Sanctions-related list of restricted or blocked persons, (ii) are not located in, organized under the laws of, or resident in any country or territory that is itself the subject of any economic or financial Sanctions by any Governmental Entity, or (iii) is not owned or controlled by any Person or Persons described in clause (i) or (ii).

2.7 Financial Statements; Undisclosed Liabilities.

(a) Section 2.7 of the Company Disclosure Schedule contains true, correct and complete copies of (i) the audited balance sheets of the Company as of December 31, 2018, 2017, and 2016 and the related statements of income and cash flows for the fiscal years then ended, together with the appropriate notes to such financial statements and (ii) the unaudited balance sheet of the Company as of May 31, 2019 (the “Balance Sheet” and the date of the Balance Sheet, the “Balance Sheet Date”) and the related unaudited statements of income and cash flows for the five (5) months then ended (collectively, the “Financial Statements”). Except as set forth on Section 2.7 of the Company Disclosure Schedule, the Financial Statements in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto and subject, in the case of unaudited Financial Statements, to the absence of (x) footnotes and (y) normal year-end adjustments (that are consistent in magnitude, scope and nature with the past practices of the Company). The Financial Statements fairly present, in all material respects, the financial position and results of operations and cash flow of the Company as of their respective dates and for the respective periods covered thereby, subject, in the case of the Balance Sheet and the related unaudited statements of income and cash flows, to the absence of (x) footnotes and (y) normal year-end adjustments that are consistent in magnitude, scope and nature with the past practices of the Company.

(b) The books and records of the Company fully and fairly reflect all transactions, properties, assets and liabilities of the Company. The Financial Statements have been derived from the accounting records of the Company, represent only bona fide transactions, and reflect the consistent application of such accounting principles throughout the periods covered thereby. The Company is not subject to any liability, whether absolute, contingent, accrued, known, unknown or otherwise, which is not shown or which is in excess of amounts shown or reserved for in the Balance Sheet, other than liabilities reasonably incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice (none of which arises from any breach of contract, breach of warranty, tort or violation of law).

(c) Except as set forth in Section 2.7(c) of the Company Disclosure Schedule, since January 1, 2019, a Company Material Adverse Effect has not occurred and, to the Company’s Knowledge, none is threatened or pending.

(d) All accounts receivable of the Company that are reflected on the Balance Sheet or on the accounting records of the Company as of the date hereof (collectively, the “Accounts Receivable”) (i) represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business, and (ii) have arisen (A) from bona fide transactions in the ordinary course of business, and (B) under valid and enforceable Contracts to which the Company is a party. All Accounts Receivable are good and collectible in the ordinary course of business at the aggregate recorded amounts thereof, net of any applicable allowance for doubtful accounts reflected in the Balance Sheet, which allowance will be determined on a basis consistent with the basis used in determining the allowance for doubtful accounts reflected in the Balance Sheet. Except as set forth in Section 2.7(d) of the Company Disclosure Schedule, there is no contest, claim, or right of set-off, of any Accounts Receivable relating to the amount or validity of such Accounts Receivable.

(e) All accounts payable of the Company reflected on the Balance Sheet and arising after the date thereof are the result of bona fide transactions and have been paid or are not yet due and payable, except for accounts payable that are being disputed in good faith in an appropriate manner.

(f) In the conduct of its business, the Company and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that transactions are executed in accordance with management’s general or specific authorizations. There has not been to the Company’s Knowledge, any fraud that involves management or other employees who have a significant role in the internal controls of the Company.

2.8 Information Supplied. None of the information contained in this Agreement, including the Company Disclosure Schedule, and none of the other information or documents furnished to Parent or any of its representatives pursuant to the terms of this Agreement, is false or misleading in any material respect or omits to state a fact herein or therein necessary to make the statements herein or therein not misleading. The Company has not failed to disclose to Parent in this Agreement or in the Company Disclosure Schedule any fact material to the business, assets, liabilities or financial condition or prospects of the Company.

2.9 Absence of Certain Changes or Events. Except as set forth in Section 2.9 of the Company Disclosure Schedule since January 1, 2019, (a) the Company has conducted its business only in the ordinary course of business and in a manner consistent with past practice (it being understood that, for purposes of this Section 2.9, the taking of any action specifically required by this Agreement shall be deemed to be in the ordinary course of business), and (b) the Company has not:

(i) amended or otherwise changed any of its Organizational Documents except in connection with the Reorganization pursuant to the Reorganization Documents;

(ii) declared, set aside, made or paid any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(iii) reclassified, combined, split, subdivided or redeemed, or purchased or otherwise acquired, directly or indirectly, any of its capital stock;

(iv) increased the compensation payable or to become payable or the benefits provided to its directors, officers or employees, except for increases in the ordinary course of business and in a manner consistent with past practice, or granted any severance or termination pay to, or entered into or amended any employment, bonus, change of control or severance agreement with, any director or officer or any other employee of the Company or of any Subsidiary, except in the ordinary course of business in a manner consistent with past practice;

(v) suffered any damage, destruction or loss (whether or not covered by insurance) that has had a Company Material Adverse Effect;

(vi) made any change in any financial or Tax accounting methods or practices affecting its assets, liabilities or business, except insofar as may have been required by a change in GAAP;

(vii) acquired any real property or undertaken or committed to undertake capital expenditures;

(viii) made (other than in the ordinary course of business consistent with past practice), changed, revoked or rescinded any Tax election, filed any amended Tax Return, entered into any closing agreement relating to Taxes, waived or extended the statute of limitations in respect of Taxes, settled or compromised any claim or dispute relating to Taxes, surrendered any right to a claim for a Tax refund, or filed any Tax Returns inconsistently with past practice;

(ix) canceled any debts owed to or claims held by the Company (including the settlement of any claims or litigation) or waived any other rights held by the Company;

(x) paid any claims against the Company (including the settlement of any claims and litigation against the Company or the payment or settlement of any obligations or liabilities of the Company);

(xi) any changes in policies, procedures or practices with respect to accounting, cash management, credit, collection, payment, accounts receivable or accounts payable, except, in each case, to the extent required to conform with GAAP;

(xii) accelerated or delayed collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice;

(xiii) delayed or accelerated payment of any account payable or other liability of the Company beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of business consistent with past practice;

(xiv) hired any new employees, contractors, or service providers or terminated or removed any employees, contractors, or service providers;

(xv) made any material changes in the Company’s employment practices or procedures;

(xvi) made, or agreed to make, any payment of cash or distribution of assets outside the ordinary course of business;

(xvii) entered into, terminated, or materially modified any Franchise Agreement;

(xviii) delivered any notice to any Franchisee of breach or default under any Franchise Agreement;

(xix) received notice from any Franchisee of the opening or closing of any Franchise location;

(xx) except in the ordinary course of business, entered into, terminated, or received notice of termination of, any Contract or transaction that individually or in the aggregate involves a total remaining commitment by or to the Company of at least $25,000;

(xxi) conducted any sale, assignment or transfer or exclusive licensing of any the Company’s Intellectual Property or terminated, amended or failed to renew or preserve any registration or application for any Intellectual Property;

(xxii) amended, modified, or terminated any Material Contract;

(xxiii) made any loan, advance, or investment; or

(xxiv) authorized, made a commitment or agreed to do any of the foregoing.

2.10 Absence of Litigation. Except as set forth in Section 2.10 of the Company Disclosure Schedule, there is no Action pending or, to the Knowledge of the Company, threatened against the Company, any Stockholder, or any property or asset of the Company or any Stockholder, before any Governmental Entity or arbitrator. Except as set forth in Section 2.10 of the Company Disclosure Schedule, no officer or director of the Company is a defendant in any Action. Except as set forth in Section 2.10 of the Company Disclosure Schedule, other than pursuant to the Organizational Documents of the Company, no Contract between the Company and any current or former director or officer exists that provides for indemnification. Neither the Company nor any property or asset of the Company, nor any Stockholder or property of any Stockholder, is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the Knowledge of the Company, continuing investigation by, any Governmental Entity, or any order, writ, judgment, settlement, agreement, injunction, subpoena, conviction, decree (including consent decrees), determination or award of any Governmental Entity (each, a “Judgment”).

2.11 Employee Benefit Plans.

(a) Neither Company nor any of its ERISA Affiliates has entered into or adopted, and has not and does not maintain or contribute to any Benefit Plan and is not required to maintain, or contribute to any Benefit Plan, including (i) an “employee pension plan” (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Section 302 or Title IV of ERISA, (ii) a “defined benefit pension plan” (within the meaning of Section 3(35) of ERISA) that is covered by ERISA, (iii) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), or (iv) a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). Neither the Company nor any of its ERISA Affiliates contributes to, has ever contributed to, or has ever incurred any liability or may incur any liability with respect to any “multiemployer plan” (as defined in Section 3(37) of ERISA) or an “employee pension plan” (within the meaning of Section 3(2) of ERISA) covered by Section 412 of the Code or Title IV of ERISA.

(b) The execution and delivery of this Agreement and performance of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

2.12 Labor and Employment Matters.

(a) Section 2.12(a) of the Company Disclosure Schedule sets forth a complete list employees, setting forth for each person: name, title, total annual compensation (including any commission, bonus or other incentive-based compensation), vacation/sick/paid time off accrual, full-time or part-time, hire date and designation as either exempt or non-exempt from the minimum wage and overtime requirements of the Fair Labor Standards Act and applicable state Laws.

(b) The Company is, and since January 1, 2014 has been, in compliance in all material respects with all applicable Laws relating to employment and labor, including those related to employment or labor standards, labor or industrial relations, wages, hours, eligibility for and payment of overtime compensation, vacation pay, compensation, equal employment opportunities, fair employment practices, civil rights, discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, human rights, accessibility, immigration, child labor, hiring, promotion and termination of employees, mass layoffs, classification and payment of employees, terms and conditions of employment, working conditions, meal and break periods, occupational health and safety, workers’ compensation, leaves of absence, employment and unemployment insurance, and the payment and withholding of employment-related Taxes.

(c) There are no labor union or collective bargaining agreements in effect with respect to the employees of the Company. Except as set forth on Section 2.12(c) of the Company Disclosure Schedule, there is no unfair labor practice charge or complaint or labor arbitration pending against the Company.

(d) There are no internal complaints or reports that are currently pending or under investigation made by any current or former employee, consultant, or independent contractor pursuant to the anti-harassment or equal employment opportunity policy of the Company. No allegations of harassment (including sexual harassment) have been made against the Company, any officer, director or supervisor-level employee of the Company. The Company has not entered into any settlement agreement related to allegations of harassment (including sexual harassment), bullying or violence by any officer, director or supervisor-level employee of the Company, in each case, within the past five (5) years.

(e) All employees of the Company are residing and/or working in the United States (i) free of any restrictions or limitations on their ability to accept employment lawfully in the United States; and (ii) in compliance in all material respects with all applicable Laws relating to immigration and naturalization as related to their employment with the Company. No Action has been commenced against the Company in the last five (5) years with respect to its compliance with applicable Laws relating to immigration and naturalization in connection with its hiring practices.

(f) There are no pending or, to the Company’s Knowledge, threatened Actions in which the Company is alleged to be a joint employer of any other employees (that are not its own employees) or in connection with any use of temporary employees or leased employees. The Company has not exercised control over the hiring and firing of Franchisee employees, set Franchisee work rules or maintained Franchisee employment records.

(g) The consummation of the transactions contemplated by this Agreement will not: (i) cause to arise any bonus, incentive, deferred compensation, severance, termination, retention, change of control, equity option, equity appreciation, equity purchase, phantom equity or other compensation plan, program, arrangement, agreement, policy or understanding, whether written or oral, that provides or may provide benefits or compensation to any employees; (ii) result in (A) an increase in the amount of compensation or benefits of any of employees or (B) the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any employees or (iii) result in a violation of or an impermissible accrual or allocation under applicable Laws, except, with respect to (i) and (ii), to the extent (and in the amounts) set forth in Section 2.12(g) of the Company Disclosure Schedule.

(h) Except as would not result in material Liability for the Company, (i) each of the employees and individual independent contractors who has performed within the last three (3) years and/or is performing any services for the Company is and has been properly classified as such by the Company under all applicable Laws, and (ii) the Company has not misclassified for purposes of all applicable Laws any individual who provided services to the Company within the past three (3) years as a temporary employee, leased employee, volunteer or any other servant or agent. Except as set forth on Section 2.12(h) of the Company Disclosure Schedule, the Company has no policy of paying severance pay or any form of severance compensation in connection with the termination of any employees or independent contractors, except as required by applicable Laws.

(i) Except as set forth on Section 2.12(i) of the Company Disclosure Schedule, there are no Contracts, and no current negotiations pertaining thereto, with any employee or independent contractor of the Company, including, without limitation, any employment, severance or retention agreements.

(j) To the Company’s Knowledge, no current employee or independent contractor of the Company is subject to any agreement with or obligation to any third party that (i) restricts the employee or independent contractor from competing with, or soliciting actual or potential customers or business from, any Person or entity; (ii) restricts the employee or independent contractor from soliciting any current or former employees of any Person or entity; or (iii) limits the employee’s or independent contractor’s ability to perform any services on behalf of the Company.

(k) The Company has withheld all amounts required by Law to be withheld from payments made by them with respect to all employees, including those with respect to income tax withholdings and employment or unemployment insurance premiums and remittances and have remitted or will (with respect to any amount due prior to Closing) remit all such amounts to the appropriate Governmental Entities within the times required by applicable Laws.

(l) Except as set forth in Section 2.12(l) of the Company Disclosure Schedule, (i) to the Knowledge of the Company, the Company is not involved in any transaction or other situation with any employee, officer, director or Affiliate of the Company which may be generally characterized as a “conflict of interest”, including, but not limited to, direct or indirect interests in the business of competitors, suppliers or customers of the Company, and (ii) there are no situations with respect to the Company which involved or involves (A) the use of any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (B) the making of any direct or indirect unlawful payments to government officials or others from corporate funds or the establishment or maintenance of any unlawful or unrecorded funds, (C) the violation of any of the provisions of The Foreign Corrupt Practices Act of 1977, or any rules or regulations promulgated thereunder, (D) the receipt of any illegal discounts or rebates or any other violation of the antitrust laws or (E) any investigation by the SEC or any other Governmental Entity.

2.13 Real Property and Personal Property; Title to Assets.

(a) Except as set forth in Section 2.13(a) of the Company Disclosure Schedule, the Company does not own, and has not ever owned, any real property or any interest in real property, except for the leasehold interests created under the Real Property Leases listed in Section 2.13(a) of the Company Disclosure Schedule and the real property subject thereto (the “Leased Real Property”), all of which are in full force and effect. Except as set forth in Section 2.13(a) of the Company Disclosure Schedule, the Company has a valid leasehold interest and the right to quiet enjoyment of all the Leased Real Property for the full term of each such Real Property Lease (and any renewal option) relating thereto, and the leasehold or other interest of the Company in such Leased Real Property is not subject or subordinate to any Liens. Complete and correct copies of each Real Property Lease have heretofore been made available by the Company to Parent.

(b) Neither the whole nor any part of the Leased Real Property has been condemned or otherwise taken by any public authority or is currently being condemned or otherwise taken, and, to the Knowledge of the Company, no such condemnation or other taking is threatened or contemplated. Each Real Property Lease is valid, binding and in full force and effect as against the Company and, to the Company’s Knowledge, as against the other party thereto. Except as set forth in Section 2.13(b) of the Company Disclosure Schedule, the Company has not received notice under any Real Property Lease of any default that has not been cured to the satisfaction of the other party thereto, and, to the Company’s Knowledge, no event has occurred which, with notice or lapse of time or both, would constitute a material default by the Company. No security deposit or portion thereof deposited with respect to any Real Property Lease has been applied in respect of a breach of or a default under any such Real Property Lease that has not been redeposited in full. To the Knowledge of the Company, there are no latent defects or adverse physical conditions affecting any Leased Real Property or the improvements thereon, other than those that would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, the current use or occupancy of the Leased Real Property or operation of the business therein is in compliance with all Laws and, to the Knowledge of the Company, there are no violations of any Law applicable to any Leased Real Property. The Leased Real Property constitutes all interests in real property currently used or currently held for use in connection with the business of the Company or that is necessary for the continued operation of the business as the business is currently conducted.

(c) Section 2.13(c) of the Company Disclosure Schedule contains a detailed list of all equipment, vehicles (including vehicle identification numbers), furniture and other personal property (“Personal Property”) owned by the Company. Section 2.13(c) of the Company Disclosure Schedule lists each lease or other agreement or right, whether written or oral, under which the Company is lessee of, or holds or operates, any Personal Property.

(d) The Company has good and marketable title to all of its assets and properties free and clear of all Liens. The Company owns all assets that are reflected as owned in the books and records of each of the Company.

(e) The Leased Real Property, the Personal Property and the other tangible assets of the Company are (i) all of the real and tangible assets required for the conduct of the business as currently conducted and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.

(f) Except as set forth in Section 2.13(f) of the Company Disclosure Schedule, none of the Stockholders have (i) any interest in any assets used in the business of the Company or (ii) any rights to receive any consideration in connection with the disposition of their interests in the Company other than the portion of the Merger Consideration issuable to them pursuant to this Agreement.

2.14 Intellectual Property.

(a) Section 2.14(a) of the Company Disclosure Schedule lists all Intellectual Property that is either (i) subject to any issuance, registration, application or other filing by, to or with any Governmental Entity or authorized private registrar in any jurisdiction (collectively, “Intellectual Property Registrations”), including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing; or (ii) used in or necessary for the Company’s current or planned business or operations. All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Entities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing. The Company has provided Parent with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Intellectual Property Registrations.

(b) Except as set forth in Section 2.14(b) of the Company Disclosure Schedule, the Company owns all right, title and interest in and to the Owned Intellectual Property, free and clear of encumbrances and claims of all third Persons including any current or former employee or independent contractor. The Company has provided Parent with true and complete copies of any written agreements in which current and former employees of the Company, and current and former independent contractors of the Company assign to the Company any ownership interest and right they may have in the Owned Intellectual Property and acknowledge the Company’s exclusive ownership of any Owned Intellectual Property. To the Knowledge of the Company, the Company is in compliance with all legal requirements applicable to the Owned Intellectual Property and the Company’s ownership and use thereof.

(c) Section 2.14(c) of the Company Disclosure Schedule lists all licenses, sublicenses and other agreements whereby the Company is granted rights, interests and authority, whether on an exclusive or non-exclusive basis, with respect to any Licensed Intellectual Property that is used in or necessary for the Company’s current or planned business or operations. The Company has provided Parent with true and complete copies of all such agreements. All such agreements are valid, binding and enforceable between the Company and the other parties thereto, and the Company and such other parties are in full compliance with the terms and conditions of such agreements.

(d) The conduct of the business of the Company as currently conducted does not infringe upon or misappropriate the Intellectual Property rights of any third party, and no claim has been asserted to the Company that the conduct of the business of the Company as currently conducted infringes or may infringe upon or misappropriates the Intellectual Property rights of any third party. There has never been any Action pending against the Company contesting the use or ownership of any Intellectual Property by the Company.

(e) None of the Owned Intellectual Property or Licensed Intellectual Property has been adjudged invalid or unenforceable in whole or in part, and to the Company’s Knowledge, no Person is engaging in any activity that infringes upon the Owned Intellectual Property or Licensed Intellectual Property.

(f) Each license of the Licensed Intellectual Property is valid and enforceable, is binding on all parties to such license, and is in full force and effect, and to the Company’s Knowledge, no party to any license of the Licensed Intellectual Property is in breach thereof or default thereunder.

(g) The Company has taken all commercially reasonable actions to protect, preserve and maintain the Owned Intellectual Property; and neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement shall adversely affect any of the Company’s rights with respect to the Owned Intellectual Property or the Licensed Intellectual Property.

2.15 Taxes.

(a) The Company (i) has timely filed or caused to be filed all Tax Returns required to be filed by them, and all such filed Tax Returns are true, correct and complete in all material respects; and (ii) has timely paid all Taxes required to be paid, regardless of whether shown on a Tax Return. All Taxes required to have been withheld by or with respect to the Company have been timely withheld and paid to the applicable Tax Authority.

(b) There are no pending, in progress, or, to the Knowledge of the Company, threatened audits, examinations, investigations, actions, suits, claims for refund, or other proceedings in respect of any Tax or Tax matter of the Company except for routine (usually annually) franchise fee audits (none of which has resulted or will result in any material liability to the Company). No deficiency for any Tax has been asserted or assessed by any Tax Authority against the Company, which deficiency has not been satisfied by payment, settled or been withdrawn. There are no Tax liens on any assets of the Company (other than any liens for Taxes not yet due and payable).

(c) The Company has not made or is not obligated to make, any payment that would not be deductible pursuant to Section 162(m) or 280G of the Code or that would be subject to the excise Tax under Section 4999 of the Code or that would give rise to any obligation to indemnify any Person for any excise Tax payable pursuant to Section 4999 of the Code.

(d) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax collection, assessment or deficiency.

(e) No claim is pending by a taxing authority in a jurisdiction where the Company does not file a Tax Return that the Company is or may be subject to Tax by such jurisdiction.

(f) The Company has not participated in any reportable transactions as contemplated in Treasury Regulation 1.6011-4.

(g) Neither Parent nor any of its Affiliates (including following the Closing, for the avoidance of doubt, the Company) will be required to include any item of income in, or exclude any deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date with respect to the Company; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Income Tax Law) executed on or prior to the Closing Date with respect to the Company; (iii) installment sale or open transaction disposition made on or prior to the Closing Date by the Company; (iv) prepaid amount received on or prior to the Closing Date by the Company; (v) interest held by the Company in a “controlled foreign corporation” (as that term is defined in Section 957 of the Code) on or before the Closing Date; (vi) election described in Section 108(i) of the Code (or any corresponding or similar provision of state, local or foreign Tax Law); or (vii) debt instrument held by the Company on or before the Closing Date that was acquired with “original issue discount” as defined in Section 1273(a) of the Code or is subject to the rules set forth in Section 1276 of the Code.

(h) All Taxes incurred by or with respect to the Company which are not yet due and payable have been accrued on the Balance Sheet or have been paid in compliance with all applicable laws and regulations. All Taxes of the Company accrued following the end of the most recent period covered by the Financial Statements have been accrued in the ordinary course of business of the Company and do not exceed comparable amounts incurred in similar periods in prior years (taking into account any changes in the Company’s operating results).

(i) The Company has not been a member of an affiliated group (as defined in Section 1504(a) of the Code), filed or been included in a combined, consolidated or unitary income Tax Return (in each case, other than a group the common parent of which is the Company), or is a partner, member, owner or beneficiary of any entity treated as a partnership or a trust for tax purposes. The Company has no liability for Taxes of any person under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign income Tax Law), as transferee or successor, by contract or otherwise, other than with respect to the consolidated returns filed by the affiliated group of which the Company is the common parent. The Company is not a party to or bound by any tax allocation or tax sharing agreement or has any current or potential obligation to indemnify any other Person with respect to Taxes.

(j) The Company has never been a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code. All mergers, spin-offs, transfers of assets or any other kind of transactions that may qualify as a corporate reorganization for tax purposes that included the Company have been made and continue to be in compliance with all applicable Tax Laws. The consummation of the transaction contemplated by this Agreement will not affect the Tax treatment of such transaction.

(k) The Company has not deferred the inclusion of any amounts in taxable income pursuant to IRS Revenue Procedure 2004-34, Treasury Regulation Section 1.451-5, Sections 451(c), 455, 456 or 460 of the Code or any corresponding provision of applicable Law.

(l) The Company uses the accrual method of accounting for income Tax purposes.

(m) The Company is, and has been since its date of formation, classified as an “S corporation” within the meaning of Section 1361 of the Code and the applicable provisions of state Tax Law and has filed all forms and taken all actions necessary to maintain such status. The Company has not acquired any assets of a “C corporation” in a carryover basis transaction. The Company will not be subject to any Taxes pursuant to Section 1374 of the Code as a result of the transactions contemplated by this Agreement. The Company has not been subject to Taxes under Section 1375 of the Code.

(n) The Company is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(o) The Company has properly reported and/or withheld and remitted on amounts deferred under any Company nonqualified deferred compensation plan subject to Section 409A of the Code.

2.16 Environmental Matters. Except as set forth on Section 2.16 of the Company Disclosure Schedule, (a) the Company has obtained all Environmental Permits; (b) the Company is currently in material compliance and for the past five (5) years has been in material compliance with all applicable Environmental Laws and Environmental Permits; (c) there are no Actions pending or, to the Knowledge of the Company, threatened, against the Company asserting any claim in connection with, Liability under, or alleging the material violation of or noncompliance with, any applicable Environmental Laws; (d) the Company has not received any written notice, demand, letter of request for information from any Governmental Entity or Person alleging material violation of any Environmental Law or any Liability under any Environmental Law; (e) no release of Hazardous Substances has occurred at or from any leased property or at any other real property formerly owned, leased or used in connection with the Company’s operations, in a manner that could result in any Liability for the Company pursuant to applicable Environmental Laws; and (f) the Company has made available to Parent all material report, studies and other documents in its possession or prepared by or on behalf of the Company related to the environmental condition of the properties now or formerly owned, leased or operated by the Company, or to the compliance of the Company with Environmental Laws.

2.17 Material Contracts.

(a) Section 2.17(a) of the Company Disclosure Schedule (organized by subsection of this representation) contains a complete and accurate list of the following Contracts to which the Company is a party or by which the Company or any of its properties or assets are bound (each such Contract required to be set forth on such Schedule, a “Material Contract”):

(i) any Contract for the purchase, sale, lease or management of real property;

(ii) any Contract for the purchase or sale of materials, supplies, goods, services, equipment or other assets that provides for or is reasonably likely to require (A) annual payments from the Company individually or in the aggregate of $25,000 or more, or (B) annual payments to the Company individually or in the aggregate of $25,000 or more (other than Franchise Agreements);

(iii) any Contract evidencing or governing Indebtedness;

(iv) any Contract that purports to limit the right of the Company (A) to engage in any line of business, (B) to compete with any Person or operate in any location, or (C) to acquire equity securities of any Person;

(v) any Contract to which the Company has continuing indemnification or confidentiality obligations;

(vi) any Contract for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another Person (including any liability related to or arising out of any acquisition or other business combination such as any earn-out, performance bonus or other contingent payment arrangement);

(vii) any license, royalty or other Contract concerning Intellectual Property or Contract pursuant to which the Company grants or receives a license to use any Intellectual Property;

(viii) any employment, contractor, or consulting Contract or other similar Contract entered into by the Company, on the one hand, and (A) any director or officer of the Company, (B) any other employee or consultant of the Company or (C) any firm or other organization;

(ix) any Contract to grant any severance or termination pay (in cash or otherwise);

(x) any Contract in which the Company grants a power of attorney, agency or similar authority to another Person or entity;

(xi) any lease of any real or personal property;

(xii) any Contract which (A) imposes a Lien on any assets of the Company, (B) creates, incurs or guarantees any Indebtedness or (C) assumes or otherwise becomes liable for the obligations of any other Person;

(xiii) any Contract containing “most favored nation” provisions or any similar provision requiring that a third party be offered terms or concessions at least as favorable as those offered to one or more other parties;

(xiv) any collective bargaining Contract;

(xv) Contract relating to the settlement of any Action requiring the payment of any amount or imposing any non-monetary restrictions or sanctions after the date of this Agreement;

(xvi) any Contract to make a capital expenditure or to purchase a capital asset requiring payments in excess of $25,000 after the date of this Agreement;

(xvii) any other Contract that was entered into outside the ordinary course of business or inconsistent with past practices; and

(xviii) any Contract (other than Contracts referenced in clauses (i) through (xvii) of this Section 2.17(a)) which by its terms is likely to involve payment or receipt of consideration over the remaining term of such Contract of $25,000 or more in the aggregate, or which is otherwise material to the business of the Company.

(b) (i) The Company is not, and to the Company’s Knowledge, no other party is in breach or violation of, or default under, any Material Contract, (ii) neither the Company nor any Stockholder has received any notice, communication or claim (whether oral or written) of any actual or alleged breach or default, or any actual or proposed revocation, withdrawal, suspension, cancellation, termination or amendment, to or under any Material Contract, and (iii) to the Company’s Knowledge, no event has occurred which would result in a breach or violation of, or a default under, any Material Contract (in each case, with or without notice or lapse of time or both). Each Material Contract is valid, binding and enforceable in accordance with its terms and is in full force and effect. The Company has made available to Parent true and complete copies of all Contracts to which the Company is a party or beneficiary or by which its properties or assets are bound or affected including, without limitation, all Material Contracts, including all amendments, waivers or other changes thereto. No Material Contract is currently subject to or is expected to be subject to termination, repudiation, or cancellation. There are no negotiations of, or attempts or requests to renegotiate or outstanding rights to renegotiate, any terms of any of the Material Contracts. There are no oral Material Contracts.

2.18 Franchise Matters.

(a) Franchise System. The Company does not operate and has not operated any franchise system other than the PlayLive Nation franchise system. The Company is the only Person that has sold PlayLive Nation Franchises.

(b) Franchise Agreements.

(i) Section 2.18(b)(i) of the Company Disclosure Schedule sets forth a complete and accurate list as of June 15, 2019 of the names and business addresses of all currently existing Franchisees of the Franchise System, together with a listing of all Franchise Agreements, the Franchise Agreement Form executed by each Franchisee, and the effective date and expiration date of each Franchise Agreement. The Franchise Agreements include all state riders, properly executed, that are required under applicable Franchise Laws, and, if the Franchisee is an entity, include personal guaranties signed by at least one owner of the Franchisee as required by the Company.

(ii) Section 2.18(b)(ii) of the Company Disclosure Schedule lists any Franchisee who, as of June 15, 2019, is financially in arrears over 60 days under payment obligations to a Company or, to the Knowledge of the Company, otherwise is in material non-payment default under the applicable Franchise Agreement as of the date hereof.

(iii) Each Franchise Agreement is a legal, valid, binding and enforceable agreement of the Company and is in full force and effect (except (x) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other Laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (y) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies). Except as set forth on Section 2.18(b)(ii) of the Company Disclosure Schedule or Section 2.18(b)(iii) of the Company Disclosure Schedule since January 1, 2014, the Company has not delivered any written notice to any Franchisee pursuant to such Franchisee’s Franchise Agreement that it is in material violation of, or in material breach or material default under, such Franchise Agreement, excluding for the avoidance of doubt any Franchisee who has received any communication that it is financially in arrears 120 days or less under its financial obligations to the Company. To the Company’s Knowledge, there is no material basis for any claim or demand by any Franchisee for rescission of any Franchise Agreement, and no Franchisee is entitled to any material set-off or material reduction in any payment required under any Franchise Agreement.

(iv) Except as set forth on Section 2.18(b)(iv) of the Company Disclosure Schedule, there have not been any material amendments of any Franchise Agreement since the execution of such Franchise Agreement, as to any royalties or other material payment obligations of a Franchisee, to which the Company has agreed or acquiesced.

(v) All FDDs that the Company has used to offer or sell Franchises at any time since January 1, 2014, for each Franchise System in each applicable jurisdiction have been made available to Parent.

(vi) A list of all forms of Franchise Agreements used in the last 6 years (except for material amendments disclosed on Section 2.18(b)(vi) of the Company Disclosure Schedule), with a list indicating the time period of effectiveness of each such form of Franchise Agreement (each a “Franchise Agreement Form”), has been made available to Parent. An accurate and complete copy of each such Franchise Agreement Form has been made available to Parent.

(c) Disputes. Collectively, the FDDs (as described in Section 2.18(b)(v) of the Company Disclosure Schedule and this Section 2.18(c) of the Company Disclosure Schedule) identify all (i) current and, since January 1, 2014, past material Franchise-related or Franchisee-related Actions against the Company by a Franchisee or Governmental Entity and (ii) “litigation” required for disclosure in the FDDs under the FTC Rule and applicable Franchise Laws.

(d) Compliance with Franchise Laws; No Notices, Allegations, Orders or Actions. Since January 1, 2014, the Company is and has been in material compliance with all applicable Franchise Laws in connection with the offer or sale of Franchises, ongoing relationships with Franchisees, and the termination, non-renewal and transfer of Franchises. Since January 1, 2014, the Company has maintained records in material compliance with the FTC Rule and applicable Franchise Laws. Since January 1, 2014, the Company has had in place and have taken commercially reasonable steps to implement procedures to ensure that their officers, directors, salespersons, Franchise Brokers and/or other representatives do not furnish to prospective franchisees any materials or information that could be construed as Financial Performance Representations that are inconsistent with or that go beyond the Financial Performance Representations that have been included in Item 19 of the Company’s FDDs in any material respects. Except as set forth on Section 2.18(d) of the Company Disclosure Schedule, since January 1, 2014, the Company has not received any written notice relating to any alleged violation of any applicable Franchise Laws from any Governmental Entity or any Franchisee, or of any investigation with respect thereto. Since January 1, 2014, no current or former Franchisee or any Governmental Entity has alleged that the Company has failed to materially comply with any applicable Franchise Laws during the offer and sale of a Franchise or the operation of the Franchise System. To the Company’s Knowledge, there are Judgments or Actions in effect that prohibit or impede the Company’s ability to offer or sell Franchises, or to enter into Franchise Agreements.

(e) Franchisee Funds. Section 2.18(e) of the Company Disclosure Schedule sets forth a list of all advertising and promotion funds (“Advertising Funds”) or cooperatives involving Franchisees funds that are currently administered by the Company on behalf of its Franchisees. Except as set forth on Section 2.18(e) of the Company Disclosure Schedule, there are no loans currently owed to or owing from any such Advertising Funds or cooperatives. The Company has administered the Advertising Funds and cooperatives in material compliance with the Franchise Agreements, Franchise Laws and the FDDs delivered to the applicable Franchisees. Except on a temporary basis in the ordinary course of business, the Company has no possession of, or control over, any funds contributed by Franchisees, suppliers or other Persons for advertising or promotional purposes (national or regional), except for the funds in accounts maintained for or by the Advertising Funds and cooperatives.

(f) Franchise Brokers. Any material written Contracts in effect and used by the Company to engage or hire any Franchise brokers (“Franchise Broker”) to provide material services, assistance or support to any Franchisee, or to identify, offer or sell Franchises to potential franchisees, have been made available to Parent. Since January 1, 2014, no Franchise Broker has provided information to prospective franchisees of a Franchise that materially differs from the information contained in the applicable FDD then in effect.

(g) Franchisee Groups. Except as set forth on Section 2.18(g) of the Company Disclosure Schedule, to the Company’s Knowledge, (i) no franchisee association, council, advisory group or other organization is presently acting as a representative of any group of two (2) or more Franchisees for any Franchise System, whether independently formed or sponsored by the Company, and (ii) any such franchisee association, council, advisory group or other organization is purely advisory in nature.

(h) Right of First Refusal. Except as set forth on Section 2.18(h) of the Company Disclosure Schedule or as relates to any renewal of a Franchise Agreement or a grant of additional territory rights specified in the Franchise Agreement, the Company has not granted any enforceable right of first refusal, option or other similar right or arrangement to a Franchisee or other Person to sign any Franchise Agreement, acquire any Franchise Agreement, or obtain the right to operate in additional territories.

(i) Rebates. Since January 1, 2014, neither the Company nor any of its Affiliates has received any rebates, allowances, discounts, advertising contributions or other payments or remuneration from suppliers or other persons (“Rebates”) on account of direct or indirect Franchisee purchases from those suppliers or other Persons, that have not been properly disclosed in the Company’s FDDs in material compliance with the FTC Rule and applicable Franchise Laws. There are no material Contracts or material special arrangements regarding Rebates that are prohibited by any Franchise Agreement or that were not disclosed in Company’s FDDs in accordance with the FTC Rule and applicable Franchise Laws.

(j) Territories. No Franchisee has been granted protected or exclusive territory rights, a designated area, or an option, right of first refusal or other arrangement regarding additional territory rights, except as set forth in the Franchise Agreements, or except as any such grant is no longer in effect or available for exercise in the future.

(k) Franchisee Employees. Except as set forth in Section 2.18(k) of the Company Disclosure Schedule, since January 1, 2014, the Company has not been alleged to be, or has received any written complaint, allegation or notice of inquiry or investigation from any Franchisee, employee of a Franchisee, third party or Governmental Entity, that the Company is or may be, a joint employer with or subject to joint employment liability with, any Franchisee. No written allegation has been made since January 1, 2014, that any Franchisee or any of Franchisee’s employees has been or is an employee of the Company or improperly classified as an independent contractor in accordance with applicable Law.

(l) Consents. The consummation of the transactions contemplated hereby will not require the consent or approval by any Franchisee, nor will it result in a violation of or a default under, give rise to a right of termination, modification, cancellation, rescission or acceleration of any obligation under, or result in a loss of material rights or benefits under, any Franchise Agreement.

(m) Sources of Products and Services. The restrictions on sources of products and services that are disclosed in Item 8 of the Company’s FDDs and contained in the Franchise Agreements describe, in all material respects or in material compliance with the FDD disclosure rules under the applicable Franchise Laws, the material purchasing requirements applicable to Franchisees and, at all times since January 1, 2014, the Company and its Affiliates have administered those requirements in a commercially reasonable manner and in material compliance with the disclosures in the Company’s FDDs.

(n) Former Franchisees. Except as disclosed in Section 2.18(n) of the Company Disclosure Schedule, all Franchisees who have left the Franchise Systems since January 1, 2014 due to transfers, terminations, non-renewals or re-acquisitions, or for other reasons: (i) have ceased to use the Intellectual Property rights and (ii) have complied with their post-termination covenants not to compete.

(o) Existing Franchisees. The Company has not agreed to refund, reimburse or pay any amount to any existing Franchisee, except as provided in the Franchisee’s Franchise Agreement.

2.19 Insurance. Section 2.19 of the Company Disclosure Schedule sets forth a complete and correct list of all insurance policies owned or held by the Company, true and complete copies of which have been made available to Parent. Except as set forth in Section 2.19 of the Company Disclosure Schedule, with respect to each such insurance policy: (a) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (b) the Company is not in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; (c) to the Knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation; (d) no notice of cancellation or termination has been received by the Company; (e) the policy is sufficient for compliance with all requirements of Law and of all Contracts to which the Company is a party or is otherwise bound; and (f) all premiums with respect thereto covering all periods up to and including the Closing Date have been paid in full. There are no pending claims under any such insurance policies and during the past five (5) years there have been no claims as to which coverage has been denied or disputed by the underwriter or issuer of such policy.

2.20 Interested Party Transactions. Except as disclosed in Section 2.20 of the Company Disclosure Schedule, no director, officer, employee, or “associate” (as such terms are defined in Rule 12b-2 under the Exchange Act) of the Company owns any direct or indirect interest of any kind in, or is a director, officer, employee, partner, Affiliate or associate of, or consultant or lender to, or borrower from, or has the right to participate in the management, operations or profits of, any Person which is (a) a competitor, supplier, customer, distributor, lessor, tenant, creditor or debtor of the Company, or (b) participating in any transaction to which the Company is a party. No director, officer, employee, or “associate” (as such terms are defined in Rule 12b-2 under the Exchange Act), has any interest in any property or asset which is used by the Company in the conduct of its business. Section 2.20 of the Company Disclosure Schedule sets forth all Contracts between the Company, on one hand, and any Stockholder (or any Affiliate thereof).

2.21 Gifts and Payments. None of the Company, any Stockholder, or to the Company’s Knowledge any director, officer, employee or other Person acting on behalf of the Company, has, in connection with the business of the Company (a) used any Company funds for any unlawful contribution, gift, or other unlawful expense relating to political activity, (b) made any direct or indirect unlawful payment to any governmental official or employee from any Company funds, or (c) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

2.22 Brokers. No broker, finder, financial advisor, or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

2.23 Suppliers. Section 2.23 of the Company Disclosure Schedule sets forth a list of names and addresses of the ten largest suppliers of the Company (measured in each case by consideration paid) and the dollar amount of purchase which each such supplier represented during the year ended December 31, 2018. Except as set forth in Section 2.23 of the Company Disclosure Schedule, there exists no actual or, to the Company’s Knowledge, threatened termination, cancellation or limitation of, or any adverse modification or change in, the business relationship of the Company with any supplier or group of suppliers listed in Section 2.23 of the Company Disclosure Schedule, or whose sales individually or in the aggregate are material to the Company or the operation of the business of the Company.

2.24 Bank Accounts; Powers of Attorney. Section 2.24 of the Company Disclosure Schedule sets forth a complete and correct list of (a) all bank accounts and safe deposit boxes of the Company, the name of the financial institution, type of account, account number, and Persons authorized to sign or otherwise act with respect thereto and (b) all Persons holding a general or special power of attorney or similar right granted by the Company and a description of the nature of the power of attorney or similar right.

2.25 Continuity; Data and Privacy

(a) The computer hardware, servers, networks, platforms, peripherals, data communication lines, and other information technology equipment and related systems that are owned or used by the Company (“Company Systems”) are reasonably sufficient to operate the Company’s business as currently conducted. In the past 36 months, there has been no material unauthorized access, use, intrusion, or breach of security, or material failure, breakdown, performance reduction, or other adverse event affecting any Company Systems, in each case, that has caused or could reasonably be expected to cause any: (i) material disruption of or interruption in or to the use of such Company Systems or the conduct of the Company’s business; (ii) material loss, destruction, damage, or harm of or to the Company or its operations, personnel, property, or other assets; or (iii) material Liability of any kind to the Company. The Company has taken commercially reasonable actions to protect the integrity and security of the Company Systems and the data and other information stored or processed thereon. The Company maintains commercially reasonable backup and data recovery, disaster recovery, and business continuity plans, procedures and facilities.

(b) The Company is, and at all times during the past five (5) years, has been in compliance with each of their respective external-facing privacy policies and any applicable Laws, obligations under any Contract pertaining to personal information of customers of the businesses conducted by the Company, and industry standards applicable to the industry in which the Company operates. The Company currently provides notice of its applicable privacy policy on all of its websites and mobile applications, as required by Law. In the past five (5) years, no claims have been asserted or, to the Company’s Knowledge, threatened against the Company alleging a violation of any Person’s privacy or personal information or data rights. To the Company’s Knowledge, in the past five (5) years through there has been no actual or alleged data security or privacy breach, or any unauthorized use of any personal information or data that is owned, used, stored, received, or controlled by or on behalf of any of the Company. To the Company’s Knowledge, the Company is not subject to any obligation (whether Contractual or otherwise) that would prevent the Company, Parent, or any of their Affiliates from using any data or personal information in its respective business as currently conducted, in a manner consistent with any Law.

(c) Except as set forth on Section 2.25(c) of the Company Disclosure Schedule, (i) the Company owns, licenses or otherwise has a valid right to use of all Intellectual Property rights with respect to all current content of each website of the Company (the “Content”), and (ii) no author of or other contributor to any Content has retained or claimed to retain any rights or interest whatsoever with respect to any Content.

(d) The Company (i) is compliant in all material respects with all applicable Payment Card Industry Data Security Standards established by the PCI Security Standards Council (the “PCI Data Security Standards”), (ii) since January 1, 2014 (or such later time that the PCI Data Security Standards first became applicable to the Company) has complied and have conducted its business in compliance in all material respects with the PCI Data Security Standards, (iii) currently maintains and since January 1, 2014 (or such later time that the PCI Data Security Standards first became applicable to the Company) has maintained plans, policies and procedures in compliance in all material respects with the PCI Data Security Standards, and (iv) has validated its compliance with the PCI Data Security Standards as required by any contractual obligations and the applicable rules and guidelines issued by the card associations.

2.26 Books and Records. The books and records of the Company are correct in all material respects and represent actual, bona fide transactions. With respect to any material transactions, the minute books of the Company contain accurate and complete records of all meetings held and corporate action taken by, the shareholders, the board of directors, and committees of the board of directors of the Company.

2.27 Severance/Change in Control Obligations. Section 2.27 of the Company Disclosure Schedule sets forth a true and correct schedule of all severance, change of control and other payments or other benefits due from the Company, or to which any Person shall become entitled, as a result of the consummation of the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event) (such payments or benefits, the “Severance/Change in Control Obligations”).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Each of the Stockholders hereby represents and warrants to Parent and Merger Sub as of the date hereof and as of the Effective Time as follows:

3.1 Authorization of Transaction.

(a) The applicable Stockholder has the legal capacity and authority to execute and deliver this Agreement and the Related Agreements to which such Stockholder is a party and to perform all obligations thereunder required to be performed by such Stockholder. This Agreement and the Related Agreements to which such Stockholder is a party have been duly executed and delivered by such Stockholder and constitute the valid and legally binding obligation of such Stockholder, enforceable against such Stockholder in accordance with their respective terms and conditions, subject to the Bankruptcy Exceptions.

(b) The applicable Stockholder has not had a legal representative appointed by a court of law or otherwise to act on behalf of such Stockholder, or with respect to any property of such Stockholder. The applicable Stockholder is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Entity or any other Person in order to consummate the transactions contemplated by this Agreement.

3.2 Non-Contravention. Neither the execution and delivery of this Agreement and the Related Agreements to which such Stockholder is a party, nor the consummation of the transactions contemplated hereby or thereby, will, with or without the sending of notice or passage of time (or both): (a) violate any Law, Judgment, or other restriction of any government, Governmental Entity, or court to which the applicable Stockholder is subject, (b) result in the creation or imposition of any Lien upon the Shares to be acquired pursuant to this Agreement, or (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any Contract to which the applicable Stockholder is a party, by which the applicable Stockholder is bound or to which any assets of the applicable Stockholder are subject.

3.3 Brokers. The applicable Stockholder has no liability or obligation to pay any fees or commissions to any investment banker, broker, finder, or agent with respect to the transactions contemplated by this Agreement.

3.4 Company Shares. Each Stockholder holds of record and owns beneficially all the outstanding shares or other securities of the Company as set forth on Section 3.4 of the Company Disclosure Schedule. The applicable Stockholder owns his respective Company Common Stock free and clear of any Liens (other than any restrictions under the Securities Act and state securities laws). Except as set forth in Section 3.4 of the Company Disclosure Schedule, the applicable Stockholder is not a party to any option, warrant, purchase right or other Contract whatsoever that could require the applicable Stockholder to sell, transfer or otherwise dispose of any capital stock or other securities of the Company (other than this Agreement). Except as set forth in Section 3.4 of the Company Disclosure Schedule, the applicable Stockholder is not a party to any voting trust, proxy, voting rights agreement or other agreement or understanding with respect to the voting of any capital stock of the Company.

3.5 Absence of Claims. Except as set forth in Section 3.5 of the Company Disclosure Schedule, no Stockholder has any claim against the Company whether present or future, contingent or unconditional, fixed or variable, under any Contract or on any other basis whatsoever, whether in equity or at law. There is (and, during the five (5) years preceding the date of this Agreement, there was) no Action pending or threatened against such Stockholder. No Stockholder is subject to any outstanding Action or Judgment.

3.6 Investment. The applicable Stockholder and, to the knowledge of the applicable Stockholder, each other Stockholder (a) understands that the shares of Parent Common Stock to be issued pursuant to this Agreement have not been, and will not be at the time of issuance, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (b) is acquiring the shares of Parent Common Stock solely for his or its own account for investment purposes, and not with a view toward resale or other distribution thereof, (c) has such knowledge and experience in financial and business matters that such Stockholder is capable of evaluating the merits and risks of the investment in the Parent Common Stock, (d) has received certain information concerning Parent and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the shares of Parent Common Stock, (e) understands and is able to bear the economic risk and lack of liquidity inherent in holding the shares of Parent Common Stock, and (f) is an “accredited investor” as such term is defined under Regulation D of the Securities Act or with his purchaser representative, as such term is defined under Regulation D of the Securities Act, satisfies the requirements of this Section 3.6.

3.7 Restricted Securities; Legend. The applicable Stockholder understands and acknowledges that the shares of Parent Common Stock will be “restricted securities” within the meaning of Rule 144 under the Securities Act and may be offered, sold, pledged or otherwise transferred by such Stockholder, directly or indirectly, only in accordance with this Agreement and the Lock-up Agreement and pursuant to an effective registration statement meeting the requirements of the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act and all applicable state securities laws. The applicable Stockholder acknowledges and understands that, upon the original issuance thereof, and until such time as the same is no longer required under applicable requirements of the Securities Act, certificates representing the shares of Parent Common Stock issuable pursuant hereto and all certificates issued in exchange therefor or in substitution thereof, shall bear the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FROM THE ISSUER WITHOUT BEING REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND ARE RESTRICTED SHARES AS THAT TERM IS DEFINED UNDER RULE 144, PROMULGATED UNDER THE SECURITIES ACT. THESE SHARES MAY NOT BE SOLD, PLEDGED, TRANSFERRED, DISTRIBUTED, OR OTHERWISE DISPOSED OF IN ANY MANNER (“TRANSFER”) UNLESS SUCH SHARES ARE REGISTERED UNDER THE SECURITIES ACT OR EXCEPT PURSUANT TO A VALID EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS AS EVIDENCED BY AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE ISSUER, STATING THAT THE TRANSFER DOES NOT INVOLVE A TRANSACTION REQUIRING REGISTRATION OF SUCH SHARES UNDER THE SECURITIES ACT.

In addition, during the term of the Lock-up Agreement, certificates representing the shares of Parent Common Stock issuable pursuant hereto and all certificates issued in exchange therefor or in substitution thereof, shall bear the following legend (or a legend in substantially the following form):

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP AGREEMENT BETWEEN THE HOLDER OF SUCH SHARES AND PLAYLIVE NATION, INC.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the Parent SEC Documents, which Parent SEC Documents shall be deemed a part hereof and shall qualify any representation or otherwise made herein to the extent of the disclosure contained in the Parent SEC Documents, each of Parent and Merger Sub hereby represents and warrants to the Company as of the date hereof and as of the Effective Time as follows:

4.1 Organization and Standing. Parent and Merger Sub are each a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has all corporate power and authority necessary to lease or operate the properties and assets owned, leased or operated by it and to carry on its business as currently conducted, except where the failure to have such power and authority would not prevent or materially impair or delay such Person’s ability to consummate the transactions contemplated hereby.

4.2 Authority Relative to this Agreement. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each of the Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Parent and Merger Sub of this Agreement and each of the Related Agreements to which it is a party and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement and each of the Related Agreements to which Parent is a party have been duly executed and delivered by Parent and constitutes the valid and binding obligations of Parent, enforceable against Parent in accordance with its terms and conditions, in each case subject to the Bankruptcy Exceptions. This Agreement and each of the Related Agreements to which Merger Sub is a party have been duly executed and delivered by Merger Sub and constitutes the valid and binding obligations of Merger Sub, enforceable against Merger Sub in accordance with its terms and conditions, in each case subject to the Bankruptcy Exceptions.

4.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery, and performance of this Agreement by Parent and Merger Sub do not, (i) conflict with or violate the certificate of incorporation or bylaws of Parent or the certificate of incorporation or bylaws of Merger Sub, or (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.3(b) have been made or taken, conflict with or violate in any material respect any Law applicable to Parent or Merger Sub or by which any of their respective properties or assets is bound or affected.

(b) The execution, delivery, and performance of this Agreement by Parent and Merger Sub do not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except for (i) the filing and recordation of appropriate merger documents as required by the DGCL, (ii) applicable requirements, if any, of the Exchange Act, (iii) any filings required under the rules and regulations of any exchange on which the Parent Common Stock is listed, and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the transactions contemplated hereby or otherwise prevent Parent or Merger Sub from performing their material obligations under this Agreement.

4.4 Securities Commission Documents; Parent Financial Statements. A true and complete copy of each annual, quarterly, current and other report, registration statement, and definitive proxy statement filed by Parent with the SEC since June 7, 2017 and prior to the date hereof (the “Parent SEC Documents”) is available on the Web site maintained by the SEC at http://www.sec.gov, other than portions in respect of which confidential treatment was granted by the SEC. As of their respective filing dates (or, in the case of amended filings, on the date of such amendment), the Parent SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained on their filing dates any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Parent SEC Document. The financial statements of Parent included in the Parent SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto, except in the case of pro forma statements, or, in the case of unaudited financial statements, except as permitted under Form 10-Q under the Exchange Act) and fairly presented the consolidated financial position of Parent and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of Parent’s operations and cash flows for the periods indicated (subject to, in the case of unaudited statements, normal and recurring year-end audit adjustments).

4.5 Litigation. There is no proceeding pending against or, to the knowledge of Parent, threatened against, Parent or any of its subsidiaries that would, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair Parent’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement. Neither Parent nor any of its subsidiaries is subject to any order against Parent or any of its subsidiaries or naming Parent or any of its subsidiaries as a party that would, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair Parent’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

4.6 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Confidentiality.

(a) Each Stockholder agrees and acknowledges that in order to protect the legitimate business interests of Parent and the Company, it is necessary that such Stockholder agree to the restrictive covenants set forth in this Section 5.1.

(b) The Confidentiality Agreement between Parent and the Company (the “Confidentiality Agreement”), shall automatically terminate and be of no further force or effect at Closing. From and after the date hereof (including after the Closing), each Stockholder shall, and shall cause its respective Affiliates and Representatives to hold in confidence (and not disclose or provide access to any other Person) any and all information, whether written or oral, concerning the Company or its business operations (the “Confidential Information”), except to the extent that the such information (a) is in the public domain on the date hereof or becomes generally available to and known by the public after the date hereof through no fault of such Stockholder or any of its Affiliates or Representatives; or (b) is lawfully acquired by such Stockholder from and after the Closing from sources unrelated to Parent, the Company, or another Stockholder which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If any Stockholder or any of their respective Affiliates or Representatives are compelled to disclose any Confidential Information by judicial or administrative process or by other requirements of applicable Law, such Stockholder shall promptly notify Parent in writing and shall disclose only that portion of such information which such Stockholder is advised by its counsel in writing is legally required to be disclosed. Notwithstanding the foregoing, nothing in this Agreement prohibits any Person who is an employee of the Company from reporting possible violations of Law to any Governmental Entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal or state Law or regulation; no such employee shall need the prior authorization of Parent or the Company to make any such reports or disclosures.

5.2 Public Disclosure. The parties hereto shall consult with each other before issuing any press release or otherwise making any announcement or public statements with respect to this Agreement or the transactions contemplated hereby, provided, that no party shall, and no party shall permit its Affiliates or its or their Representatives to, issue any press release or otherwise make any public announcement concerning this Agreement or the transactions contemplated hereby without the prior written consent of Parent and Stockholders Representative (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, nothing herein shall prevent or restrict (a) any party hereto from making release or announcement required by Law or the rules or regulations of any United States or foreign securities exchange on which such party is listed or seeking to be listed, including Parent’s issuance of a press release on the date hereof and any related filings with the United States Securities and Exchange Commission on Form 8-K or otherwise, (b) the Company from making any announcement to the Company’s employees, franchisees, and other business relations to the extent the Company determines in good faith that such announcement is necessary or advisable.

5.3 Additional Documents and Further Assurances. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Merger and the transactions contemplated hereby. In addition, the Stockholders shall use commercially reasonable efforts to provide promptly to Parent such information concerning the Company’s business affairs and financial statements and any information concerning the Stockholders to the extent applicable, and shall direct that their counsel and auditors cooperate with Parent’s counsel and accountants in the preparation of any securities or similar filings required under Law with respect to Parent, the Company and the transactions contemplated hereby.

5.4 Expenses. All Third Party Expenses shall be the obligation of the respective party incurring such fees and expenses or the respective party that is expressly obligated to pay such fees and expenses under the terms of this Agreement. The Company shall be responsible for the costs and expenses of obtaining the change of control consents required in the Contracts to which the Company is a party or by which any assets of the Company are bound.

5.5 Spreadsheet. The Company shall deliver to Parent three (3) Business Days prior to the Closing Date a spreadsheet (the “Spreadsheet”) substantially in the form attached hereto as Schedule 5.5, which spreadsheet shall be certified as complete and correct by an officer of the Company as of the Closing and which shall include, among other things, as of the Closing, with respect to each Stockholder, (a) such Person’s address and social security number (or tax identification number, as applicable), (b) the number of shares of Company Common Stock held by such Person, (c) the respective certificate number(s) representing such Company Common Stock, (d) the date of acquisition of such Company Common Stock, (e) the Pro Rata Portion of the Merger Consideration and the Pro Rata Portion of the Escrow Shares applicable to such Person, (f) the number of shares of Parent Common Stock to be issued to each Stockholder pursuant to Section 1.6, (g) the amount, if any, payable by the Stockholder in settlement of tax withholding obligations pursuant to Section 1.6(b) and (h) such other information relevant thereto or which Parent may reasonably request.

5.6 Waiver and Release of Claims.

(a) Effective as of the Closing, each Stockholder, for and on behalf of itself and its Affiliates, heirs, estates, beneficiaries, personal representatives, managed trusts, successors and assigns (each a “Releasor” and collectively, the “Releasors”), hereby unconditionally and irrevocably releases the Company, the Surviving Corporation, Parent or their respective Affiliates, successors and permitted assigns (such released Persons, collectively, the “Released Parties”) from any and all actions, causes of action, charges, claims (including any derivative claims), complaints, counterclaims, contracts, costs, damages, debts, defenses, demands, duties, expenses, fees, injuries, interest, judgments, liabilities, accounts, losses, obligations, penalties, promises, reimbursements, remedies, rights, sums of money, suits, and torts, covenants, damages disputes and Losses of any kind or character whatsoever, based upon any fact or circumstance, whether at law, in equity or otherwise, direct or indirect, fixed or contingent, foreseeable or unforeseeable, liquidated or unliquidated, known or unknown, matured or unmatured, absolute or contingent, determined or determinable, suspected or unsuspected and whether or not concealed or hidden, arising from any matter, cause or thing whatsoever occurring at any time on or prior to the Closing Date, including, without limitation, in connection with any direct or indirect equity or ownership interest in any of the Released Parties or service as a director, officer, partner, trustee, employee, or agent and waives any right or claim of indemnification that he may have for acts or omissions occurring prior to the Effective Time against the Released Parties whether by statute, Contract, Organizational Document, or otherwise (collectively, a “Released Claim”); provided, that the foregoing shall not release the Released Parties (i) from obligations under this Agreement or any Related Agreement, or (ii) with respect to any base salary that shall have accrued since the end of the last pay period ending prior to the date hereof (“Allowed Claims”).

(b) Each Releasor irrevocably covenants and agrees not to, directly or indirectly, assert or enforce any Released Claim, except for the Allowed Claims, or institute, commence or cause to be commenced, any Action of any kind against any Released Party, based upon any Released Claim, except for the Allowed Claims. Each Releasor recognizes that such Releasor may have claims of which such Releasor is totally unaware and unsuspecting, but that which such Releasor is nevertheless releasing and forfeiting by executing this Agreement and providing the general release set forth in Section 5.6(a). Additionally, each Releasor acknowledges that such Releasor or the Released Parties may hereafter discover facts different from or in addition to those now known, or believed to be true, regarding the subject matter of such release and further acknowledges that such release shall remain in full force and effect, notwithstanding the existence of any different or additional facts.

(c) The release set forth in this Section 5.6 may be pleaded by any of the Released Parties as a full and complete defense and may be used as the basis for an injunction against any Action instituted or maintained against them in violation thereof. If any Released Claim is brought or maintained by or in right of any Releasor against any Released Party that is judicially determined to be a violation of such release, then such Releasor shall be responsible for all costs and expenses, including reasonable attorneys’ fees, incurred by each of the Released Parties in defending the same.

(d) To the extent a Stockholder is a resident of the State of California, all rights under Section 1542 of the Civil Code of the State of California, and under any and all similar laws of any Governmental Entity, are hereby expressly waived to the fullest extent permitted by Law. Such Stockholder is aware that Section 1542 of the Civil Code provides: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Each of the provisions of this Section 5.6 will be binding upon the heirs, estates, personal representatives, successors (whether by merger, sale, transfer or otherwise) and assigns of each Releasor and will inure to the benefit of and be enforceable by the Released Parties and their respective successors (whether by merger, sale, transfer or otherwise) and assigns.

5.7 Conduct of the Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company agrees to conduct the businesses of the Company, except to the extent that Parent shall otherwise consent in writing, in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay the debts and Taxes of the Company when due (subject to Parent’s review and consent to the filing of any Tax Return, as set forth in Section 5.7(e) below), to pay or perform other obligations when due, and, to the extent consistent with such business, to preserve intact the present business organizations of the Company, keep available the services of the present employees of the Company and to use its best efforts to preserve the relationships of the Company with franchisees, customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, all with the goal of preserving unimpaired the goodwill and ongoing businesses of the Company at the Effective Time. The Company shall promptly notify Parent of any event, occurrence or emergency not in the ordinary course of business of the Company and any material event involving the Company that arises during the period from the date of this Agreement and continuing until the earlier of the termination date of this Agreement or the Effective Time. The Company shall not without the prior written consent of Parent:

(a) cause or permit any modifications, amendments or changes to the Organizational Documents of the Company;

(b) enter into, modify, amend, or change any Franchise Agreement or FDD;

(c) undertake any expenditure, transaction or commitment exceeding $10,000 individually or $25,000 in the aggregate or any commitment or transaction that would limit the right of the Company to engage in any line of business or compete with any Person or operate in any location;

(d) pay, discharge, waive or satisfy any claim, liability, right or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Balance Sheet;

(e) adopt or change accounting methods or practices (including any change in depreciation or amortization policies or rates) other than as required by GAAP;

(f) make or change any Tax election, adopt or change any Tax accounting method, enter into any Tax agreement, settle any Tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment or file any Tax Return unless a copy of such Tax Return has been delivered to Parent for review a reasonable time prior to filing and Parent has approved such Tax Return;

(g) revalue any of its assets (whether tangible or intangible), including writing off notes or accounts receivable;

(h) declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or other property) in respect of any Shares, or split, combine or reclassify any Shares, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any Shares, or directly or indirectly repurchase, redeem or otherwise acquire any Shares;

(i) increase or otherwise change the salary or other compensation payable or to become payable to any officer, director, employee, consultant or advisor, or make any declaration, payment or commitment or obligation of any kind for the payment (whether in cash, equity or other property) of a severance payment, change of control payment, termination payment, bonus or other additional salary or compensation to any such person;

(j) grant any severance, change of control or termination pay (whether payable in cash, equity or otherwise) to any current or former employee, consultant or director except pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing to Parent, or adopt any new severance plan, or amend or modify or alter in any respect any severance plan, agreement or arrangement existing on the date hereof;

(k) sell, lease, license or otherwise dispose of or grant any security interest in any of its properties or assets, including the sale of any accounts receivable of the Company;

(l) make any loan to any Person or purchase debt securities of any Person or amend the terms of any outstanding loan agreement, except for advances to employees for travel and business expenses in the ordinary course of business consistent with past practices;

(m) incur any Indebtedness, guarantee any Indebtedness of any Person, issue or sell any debt securities, or guarantee any debt securities of any Person;

(n) waive or release any right or claim of the Company, including any write-off or other compromise of any account receivable of the Company;

(o) commence or settle any Action by or against the Company or relating to its business, properties or assets;

(p) issue, grant, deliver or sell or authorize or propose or contract for the issuance, grant, delivery or sale of, or purchase or propose or contract for the purchase of, any Company Common Stock or other Equity Interests;

(q) (i) sell, lease, license or transfer to any Person any rights to any Intellectual Property or enter into any agreement or modify or amend any existing agreement with respect to any Intellectual Property with any Person or with respect to any Intellectual Property of any Person, (ii) purchase or license any Intellectual Property or enter into any agreement or modify or amend any existing agreement with respect to the Intellectual Property of any Person, or (iii) enter into any agreement or modify or amend any existing agreement with respect to the development of any Intellectual Property with a third party;

(r) enter into any agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify or terminate any of the terms of any Real Property Lease, or waive any term or condition thereof or grant any consents thereunder;

(s) terminate, amend or otherwise modify (or agree to do so), or violate the terms of, any of the Contracts set forth or described in the Company Disclosure Schedule;

(t) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material or any equity securities, individually or in the aggregate, to the business of the Company;

(u) adopt, amend or terminate any agreement with any current or former employee, consultant or director, employee benefit plan, policy or arrangement, or employee stock purchase or stock option plan, or enter into any employment contract or collective bargaining agreement;

(v) enter into any strategic alliance, affiliate agreement or joint marketing arrangement or agreement;

(w) promote, demote, terminate or otherwise change the employment status or titles of any employee;

(x) cancel, amend or renew any insurance policy; or

(y) take, commit, or agree in writing or otherwise to take, any of the actions described in this Section 5.7, or any other action that would (A) prevent the Company from performing, or cause the Company not to perform, its covenants or agreements hereunder or (B) cause or result in any of its respective representations and warranties contained herein being untrue or incorrect.

5.8 No Solicitation.

(a) Until the earlier of (i) the Effective Time or (ii) the date of termination of this Agreement pursuant to the provisions of Section 8.1 hereof, the Company and the Stockholders shall not (nor shall the Company permit, as applicable, any of its officers, directors, employees and agents, and any of the Company’s affiliates, and each of their respective Representatives to), directly or indirectly, take any of the following actions with any Person other than Parent and its designees: (A) solicit, encourage, seek, entertain, support, assist, initiate or participate in any inquiry, negotiations or discussions, or enter into any agreement, with respect to any offer or proposal to acquire all or any part of the business, properties or technologies of the Company, or any amount of the Company’s Equity Interests (whether or not outstanding), whether by merger, purchase of assets, tender offer, license or otherwise, or to effect any recapitalization, any incremental debt facility transaction or any debt or equity investment in the Company, or effect any such transaction (any such offer, proposal or inquiry, an “Acquisition Proposal”), (B) disclose any information not customarily disclosed to any Person concerning the business, technologies or properties of the Company, or afford to any Person access to its properties, technologies, books or records, not customarily afforded such access in performing services for or on behalf of the Company, (C) assist or cooperate with any Person in connection with an Acquisition Proposal or (D) enter into any contract, agreement or arrangement with any Person concerning or relating to an Acquisition Proposal. The Company shall immediately cease and cause to be terminated any such negotiations, discussion or agreements (other than with Parent and its representatives) that are the subject matter of clause (A), (B), (C) or (D) above.

(b) The Company shall notify Parent immediately (but in no event later than 24 hours) after receipt by the Company, its officers, directors, employees or agents, any Stockholder, or any of the Company’s affiliates, or their respective Representatives of any unsolicited offer, proposal, inquiry, communication or expression of interest regarding an Acquisition Proposal, or if any of them engages in any negotiations or discussions relating to an Acquisition Proposal, or of modification of or amendment to any Acquisition Proposal, or request for nonpublic information relating to the Company or for access to the properties, books or records of the Company, or notice by any Person that it is considering making, or has made, an Acquisition Proposal. Such notice to Parent shall be made orally and in writing and shall indicate (i) the identity of the Person making the Acquisition Proposal or intending to make or considering making an Acquisition Proposal or requesting non-public information or access to the books and records of the Company and (ii) the terms of the Acquisition Proposal. In no event will the Company accept or enter into any Acquisition Proposal prior to the Effective time or the date of termination of this Agreement pursuant to its terms, and the Company agrees that any negotiations in progress as of the date hereof with respect to any Acquisition Proposal will be terminated or suspended. The Company and, following Closing, the Stockholders shall indemnify Parent and its Representatives from and against any claims by any party to an Acquisition Proposal based upon or arising out of the discussion or consummation of the transactions contemplated by this Agreement.

(c) The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 5.8 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 5.8 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any officer, director, agent, representative or affiliate of the Company shall be deemed to be a breach of this Agreement by the Company.

5.9 Access to Information. The Company shall afford Parent and its accountants, counsel, and other Representatives reasonable access during the period from the date hereof through the Effective Time to (a) all of the properties, books, contracts, commitments and records of the Company, (b) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable Law) of the Company as Parent may reasonably request, and (c) all employees of the Company as identified by Parent. The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements (including Tax Returns and supporting documentation) promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 5.9 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof.

5.10 Efforts to Consummate. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use its commercially reasonable best efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated hereby, to cause all conditions to the obligations of the other parties hereto to effect the Merger to occur, to obtain all necessary waivers, consents, approvals and other documents required to be delivered hereunder and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement. The Company (and, as applicable, each of the Stockholders) shall give prompt notice to Parent of: (a) the occurrence or non-occurrence of any event, which occurrence or non-occurrence is likely to cause any representation or warranty of the Company or such Stockholder contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time, and (b) any failure of the Company or such Stockholder to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.10 shall not (i) limit or otherwise affect any remedies available to the party receiving such notice or (ii) constitute an acknowledgment or admission of a breach of this Agreement. No disclosure by the Company or any Stockholder pursuant to this Section 5.10 shall be deemed to amend or supplement the Company Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

5.11 Tax Matters.

(a) Responsibility for Filing Tax Returns.

(i) The Stockholders Representative, at the expense of the Stockholders, will prepare and file, or cause to be prepared and filed, all income Tax Returns for the Company (IRS Form 1120S and any corresponding state income Tax Return) for all taxable periods ending on or prior to the Closing Date (the “Company Returns”). All such Company Returns shall be prepared and filed in a manner consistent with the past practice unless otherwise required by applicable Law. The Stockholders Representative shall submit each of the Company Returns to Parent no later than thirty (30) days prior to filing for its review and comment, and the Stockholders Representative shall make all reasonable revisions requested by Parent. Stockholders Representative shall pay all Taxes required to be paid with the Company Returns.

(ii) Parent shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns (other than Company Returns) for the Company including for all taxable periods that include but do not end on the Closing Date (“Straddle Period”) filed after the Closing Date (the “Parent Returns”). All such Parent Returns shall be prepared and filed in a manner consistent with the past practice unless otherwise required by applicable Law. No later than 5 days prior to the due date of any Parent Return, the Stockholders Representative shall pay to Parent the amount of Taxes with respect to taxable periods ending on or prior to the Closing Date (including the pre-Closing portion of any Straddle Period).

(b) The parties to this Agreement will provide each other with such reasonable cooperation and information as any of them reasonably may request of another in filing any Tax Return or conducting any audit, investigation or other proceeding in respect of Taxes. Each such party will make its representatives available on a mutually convenient basis to provide explanations of any documents or information provided hereunder. Each such party will make available all Tax Returns, schedules and work papers and all other records or documents relating to Tax matters of the Company in their possession or control, including audit reports received from any Tax authority relating to any Tax Return of the Company, until the expiration of the statute of limitations of the respective Tax periods to which such Tax Returns and other documents relate.

(c) Whenever it may be necessary to allocate Taxes arising in a Straddle Period:

(i) except as provided in clause (ii) below, the allocation of such Taxes between the pre-Closing Tax Period and the post-Closing Tax period shall be made on the basis of an interim closing of the books as of the end of the Closing Date; and

(ii) in the case of any Taxes based on capitalization, debt or shares of stock authorized, issued or outstanding, or any real property, personal property or similar ad valorem Taxes that are payable for a Straddle Period, the portion of such Tax which relates to the portion of such Straddle Period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending on (and including) the Closing Date and the denominator of which is the number of days in the entire Straddle Period. However, any such Taxes attributable to any property that was owned by the Company at some point in the Pre-Closing Tax Period, but is not owned as of the Closing Date, shall be allocated entirely to the Pre-Closing Tax Period

ARTICLE VI
SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION; ESCROW

6.1 Survival of Representations and Warranties. The representations and warranties contained in this Agreement, the Related Agreements or in any certificate or other instruments delivered pursuant to this Agreement, shall survive until the eighteen (18) month anniversary of the Closing Date (such date, the “Survival Date”); provided that the representations and warranties in Section 2.1 (Organization and Qualification; Subsidiaries), Section 2.2 (Organizational Documents), Section 2.3 (Capitalization), Section 2.4 (Authority Relative to this Agreement), Section 2.18 (Franchise Matters) and in Article III shall survive until the date that is ten (10) years after the Closing Date and the representations and warranties in Section 2.15 (Taxes) shall survive until the date that is sixty (60) days following the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof). The representations and warranties in Section 2.1, Section 2.2, Section 2.3, Section 2.4, Section 2.15 and Section 2.18 hereof and in Article III shall collectively be referred to as the “Fundamental Representations.” The representations and warranties of Parent and Merger Sub contained in this Agreement, the Related Agreements or in any certificate or other instrument delivered pursuant to this Agreement shall survive until the Survival Date. Each covenant and other agreement of a party hereunder shall terminate on, the last day of the period explicitly specified therein and, if no period is specified, until fully performed or fulfilled in accordance with its terms. Notwithstanding the foregoing or anything to the contrary, if an Officer’s Certificate for indemnification pursuant to this Article VI has been properly given in accordance with this Article VI within the foregoing applicable survival period, in which case the representation, warranty, covenant or agreement which is the subject of such indemnification claim shall survive until such indemnification claim is finally resolved pursuant hereto.

6.2 Indemnification.

(a) The Stockholders agree to jointly and severally indemnify and hold harmless Parent and its affiliates (including the Surviving Corporation) and their respective, officers, directors, managers, members, stockholders (other than a Stockholder), partners, employees, agents and representatives (the “Indemnified Parties”), against all Losses incurred or sustained by the Indemnified Parties, or any of them, directly or indirectly, as a result of, arising out of, or related to the following:

(i) any breach or material inaccuracy of a representation or warranty of the Company or any Stockholder contained in this Agreement, any Related Agreements or any certificates or other instruments delivered by or on behalf of or any pursuant to this Agreement (provided that, in the event of any such breach or inaccuracy, for purposes of determining the amount of any Loss no effect will be given to any qualification as to “materiality,” a “Company Material Adverse Effect” or “Knowledge” contained therein),

(ii) any failure by the Company or any Stockholder to perform or comply with any covenant applicable to any of them contained in this Agreement, any Related Agreements or any certificates or other instruments delivered pursuant to this Agreement,

(iii) any Company Transaction Expenses to the extent such Company Transaction Expense is not paid on or prior to the Closing;

(iv) any Indebtedness to the extent such Indebtedness is not paid at or prior to the Closing;

(v) any Indemnified Taxes;

(vi) any payment or consideration arising under any consents, waivers or approvals of any party under any Contract as are required in connection with the Merger or for any such Contract to remain in full force or effect following the Effective Time;

(vii) any Dissenting Share Payments; and

(viii) any matters set forth on Schedule 6.2(a)(viii).

6.3 Limitations on Indemnification.

(a) Except as set forth in Section 6.3(b) hereof or in the case of fraud, intentional misrepresentation or willful breach, the maximum amount a Indemnified Party may recover from the Stockholders pursuant to the indemnity set forth in Section 6.2(a)(i) hereof for Losses shall be limited to the Escrow Fund.

(b) Notwithstanding anything to the contrary set forth in this Agreement, except in the case of fraud, intentional misrepresentation or willful breach, in the event of Losses arising out of the Fundamental Representations the maximum amount a Indemnified Party may recover from the Stockholders shall be limited to the Merger Consideration. Notwithstanding anything to the contrary set forth in this Agreement, in the event of Losses relating to the items set forth in Sections 6.2(a)(ii)-(viii), nothing shall limit the liability of any Person (including any Stockholder) for any such Loss.

(c) Notwithstanding anything to the contrary herein, the parties hereto agree and acknowledge that any Indemnified Party may bring a claim for indemnification for any Loss under this Article VI notwithstanding the fact that such Indemnified Party had knowledge of the breach, event or circumstance giving rise to such Loss prior to the Closing or waived any condition to the Closing related thereto.

(d) Notwithstanding anything to the contrary herein, nothing shall prohibit Parent from seeking and obtaining recourse against the Stockholders, or any of them, in the event that Parent issues more than the Merger Consideration to which the Stockholders, or any of them, are entitled pursuant to Article I of this Agreement.

(e) The Stockholders (including any officer or director of the Company) shall not have any right of contribution, indemnification or right of advancement from the Surviving Corporation or Parent with respect to any Loss claimed by a Indemnified Party.

(f) Any Person committing fraud or any intentional misrepresentation or willful breach of any representation, warranty or covenant contained in this Agreement, in any Related Agreement, certificate or other instrument delivered pursuant to this Agreement, or who has knowledge of the same, shall be severally, and not jointly, liable for, and shall indemnify and hold the Indemnified Parties harmless for, any Losses incurred or sustained by the Indemnified Parties, or any of them (including the Surviving Corporation), directly or indirectly, as a result of such fraud or intentional misrepresentation or willful breach of a representation, warranty or covenant committed by such Person.

(g) Upon a reasonable request by the Indemnifying Party, each Indemnified Party seeking indemnification hereunder in respect of any claim directly by an Indemnified Party not involving a Third Party Claim or any claim involving a Third Party Claim, hereby agrees to consult with the Indemnifying Party and act reasonably to take actions reasonably requested by the Indemnifying Party in order to attempt to reduce the amount of Losses in respect of such claim. Any costs or expenses associated with taking such actions shall be included as Losses hereunder.

6.4 Escrow Arrangements.

(a) Escrow Fund. By virtue of this Agreement and as partial security for the indemnity obligations provided for in Section 6.2 hereof, at the Effective Time, Parent will deposit with the Escrow Agent the Escrow Shares without any act of the Stockholders, such deposit of the Escrow Shares to constitute an escrow fund (the “Escrow Fund”) to be governed by the terms set forth herein and in any agreement among Parent, Stockholders Representative, and the Escrow Agent executed in connection herewith. The Escrow Shares shall be available to compensate the Indemnified Parties for any claims by such parties for any Losses suffered or incurred by them and for which they are entitled to recovery under this Article VI.

(b) Satisfaction of Claims. Except to the extent that the Losses (i) resulted from fraud, intentional misrepresentation, intentional misconduct or willful breach of any representation, warranty or covenant committed by the Company or the Stockholders (in which case recovery of such Losses, at the discretion of an Indemnified Party, may also be pursued directly against the Stockholder), or (ii) relate to the Fundamental Representations, or as otherwise provided in Section 6.3(b), claims by an Indemnified Party for Losses pursuant to this Agreement shall be satisfied initially from the Escrow Fund and, upon exhaustion of the Escrow Shares, from the Merger Consideration. Other than with respect to Losses that result from any act of fraud, intentional misrepresentation, intentional misconduct or willful breach of any representation, warranty or covenant committed by the Company or any Stockholder, related to a Fundamental Representation, or as otherwise provided in Section 6.3(b), the Indemnified Party shall first seek recovery for Losses pursuant to this Agreement from the Escrow Fund prior to seeking recovery from any Stockholder directly.

(c) Escrow Period; Release upon Termination of Escrow Period. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m., Eastern Time, on the date fifteen (15) days after the Survival Date (the “Escrow Period”). At the conclusion of the Escrow Period, Parent and Stockholders Representative shall deliver to the Escrow Agent joint written instructions (“Joint Instructions”), signed by Parent and Stockholders Representative directing the Escrow Agent to release the shares in the Escrow Fund to the Stockholders in proportion to their respective Pro Rata Portions following such termination except as set forth below, provided, however, that the Escrow Fund shall not terminate with respect to any amount in respect of any unsatisfied claims specified in any Officer’s Certificate (“Unresolved Claims”) made prior to the Escrow Period termination date with respect to facts and circumstances existing prior to the Survival Date, and any such shares shall not be released to the Stockholders at such time. Escrow Shares shall be released from the Escrow Fund only upon (i) Joint Instructions or (ii) a Final Decision, in each case specifying number of Escrow Shares to release to Parent or the Stockholders (which shall be allocated to each Stockholder in accordance with his Pro Rata Portion), as applicable, the Escrow Agent shall disburse the Escrow Shares from the Escrow Fund as provided in the Joint Instructions or Final Decision, as the case may be. For purposes of clarification, the number of Escrow Shares to be released to Parent in connection with Losses for which any Indemnified Parties are entitled to indemnification pursuant to this Article VI shall be determined based on their Current Market Value.

(d) Tax Reporting Information and Certification of Tax Identification Numbers. The parties hereto agree to provide the Escrow Agent with a certified tax identification number by signing and returning a Form W-9 (or Form W-8 BEN, in case of non-U.S. persons) to the Escrow Agent and all other documents requested by the Escrow Agent, upon the execution and delivery of this Agreement.

(e) Claims for Indemnification.

(i) For the purposes hereof, “Officer’s Certificate” shall mean a certificate signed by any officer of Parent: (1) stating that an Indemnified Party has paid, sustained, incurred, or properly accrued, or reasonably anticipates that it will have to pay, sustain, incur, or accrue Losses, and (2) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, sustained, incurred, or properly accrued, or the basis for such anticipated liability, and, if applicable, the nature of the misrepresentation, breach of warranty or covenant to which such item is related. The date of delivery of an Officer’s Certificate is referred to herein as the “Claim Date” of such Officer’s Certificate (and the claims for indemnification contained therein).

(ii) After the incurrence of a Loss by an Indemnified Party, the Indemnified Party shall deliver an Officer’s Certificate to Stockholders Representative. Unless the Stockholders Representative objects in a written statement to the claim made in the Officer’s Certificate (an “Escrow Objection Notice”) on or before the 30th calendar day after receipt thereof, Parent and Stockholders Representative shall deliver Joint Instructions to the Escrow Agent to disburse the number of Escrow Shares at Current Market Value from the Escrow Fund equal to the amount of Losses claimed in the Officer’s Certificate.

(iii) In the event that an Indemnified Party pursues a claim directly against any Stockholder, subject to the provisions of Section 6.3, Section 6.4(b), Section 6.4(f), and Section 6.4(g) hereof, each Person from whom indemnification is sought (an “Indemnifying Party”) shall promptly, and in no event later than thirty (30) days after delivery of an Officer’s Certificate to each such Indemnifying Party, either deliver that number of shares of Parent Common Stock received as Merger Consideration valued at Current Market Value equal to such Loss or, in the alternative, wire transfer to the Indemnified Party an amount of cash equal to the amount of the Loss.

(f) Objections to Claims against the Escrow Fund. Any Escrow Objection Notice must (i) be delivered to the Indemnified Party prior to midnight (Eastern time) on the 30th calendar day following the Claim Date of the Officer’s Certificate (such deadline, the “Objection Deadline” for such Officer’s Certificate and the claims for indemnification contained therein) and (ii) set forth in reasonable detail the nature of the objections to the claims in respect of which the objection is made. Notwithstanding the foregoing, the Stockholders Representative hereby waives the right to object to any claims against the Escrow Fund in respect of any Agreed-Upon Loss. The Stockholders Representative hereby authorizes the Escrow Agent to deliver shares from the Escrow Fund equal to the amount of Losses claimed in any Officer’s Certificate in respect of any Agreed-Upon Loss upon receipt of such Officer’s Certificate without regard to the thirty (30) day period set forth in this Section 6.4(f) and Stockholders Representative shall promptly execute any Joint Instruction necessary to cause such release of shares from the Escrow Fund. If the Stockholders Representative does not object in writing (as provided in Section 6.4(f)(i)) to the claims contained in an Officer’s Certificate prior to the Objection Deadline for such Officer’s Certificate, such failure to so object shall be an irrevocable acknowledgment by the Stockholders Representative and the Stockholder(s) that the Indemnified Party is entitled to the full amount of the claims for Losses set forth in such Officer’s Certificate (and such entitlement shall be conclusively and irrefutably established).

(g) Resolution of Conflicts; Arbitration.

(i) In case the Stockholders Representative delivers an Escrow Objection Notice in accordance with Section 6.4(f) hereof (other than in connection with Agreed-Upon Losses as defined in Section 6.4(g)(v) hereof, for which the Stockholders Representative has waived the right to object), the Stockholders Representative and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholders Representative and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and, in the case of a claim against the Escrow Fund, a Joint Instruction shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such Joint Instruction and make distributions from the Escrow Fund in accordance with the terms thereof.

(ii) If no such agreement can be reached after good faith negotiation and prior to thirty (30) calendar days after delivery of an Escrow Objection Notice (or such longer period as mutually agreed in writing by Parent and Stockholders Representative), either Parent or the Stockholders Representative may demand arbitration of the matter unless the amount of the Loss that is at issue is the subject of a pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to Parent and the Stockholders Representative. In the event that, within thirty (30) calendar days after submission of any dispute to arbitration, Parent and the Stockholders Representative cannot mutually agree on one arbitrator, then, within fifteen (15) calendar days after the end of such thirty (30) day period, Parent and the Stockholders Representative shall each select one arbitrator. The two arbitrators so selected shall select a third arbitrator. If the Stockholders Representative fails to select an arbitrator during this fifteen (15) calendar day period, then the parties agree that the arbitration will be conducted by one arbitrator selected by Parent.

(iii) Any such arbitration shall be held in Broward County, Florida, under the Arbitration Rules and Procedures of the American Arbitration Association (“AAA”). The arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid, including the respective expenses of each party, the fees of each arbitrator and the administrative fee of AAA. The arbitrator or arbitrators, as the case may be, may set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator, or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in such Officer’s Certificate shall be final, binding, and conclusive upon the parties to this Agreement and the Stockholders. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s), and the Escrow Agent shall be entitled to rely on, and make distributions from the Escrow Fund in accordance with, the terms of such award, judgment, decree or order as applicable. Within thirty (30) calendar days of a decision of the arbitrator(s) requiring payment by one party to another, such party shall make the payment to such other party, including any distributions out of the Escrow Fund, as applicable.

(iv) Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. Except as set forth in Section 6.4(g)(v) hereof, the forgoing arbitration provision shall apply to any dispute among the Stockholders or any Indemnifying Party and the Indemnified Parties under this VII hereof, whether relating to claims upon the Escrow Fund or to the other indemnification obligations set forth in this Article VII.

(v) This Section 6.4(g) shall not apply to claims against the Escrow Fund made in respect of any Dissenting Share Payments, if any (an “Agreed-Upon Loss”). Claims against the Escrow Fund made in respect of any Agreed-Upon Loss shall be resolved in the manner described in Section 6.4(f) hereof.

(h) Third-Party Claims. In the event Parent becomes aware of a third party claim (other than a claim that is the subject of an Agreed Upon Loss) (a “Third Party Claim”) which Parent reasonably believes may result in a demand against the Escrow Fund or for other indemnification pursuant to this VII, Parent shall notify the Stockholders Representative of such claim, and the Stockholders Representative shall be entitled on behalf of the Stockholders, at their expense, to participate in, but not to determine, change or conduct, the defense of such Third Party Claim. Parent shall have the right in consultation with counsel for the Stockholders Representative to conduct the defense of, and to settle, any such claim; provided, however, that except with the consent of the Stockholders Representative, no settlement of any such Third Party Claim with third party claimants shall be determinative of the amount of Losses relating to such matter. In the event that the Stockholders Representative has consented to any such settlement, the Stockholders shall have no power or authority to object under any provision of this VII to the amount of any Third Party Claim by Parent against the Escrow Fund, or against the Stockholders directly, as the case may be, with respect to such settlement. If there is a Third Party Claim that, if adversely determined would give rise to a right of recovery for Losses hereunder, then any amounts incurred or accrued by the Indemnified Parties in defense or settlement of such Third Party Claim, regardless of the outcome of such claim, shall be deemed Losses hereunder. Notwithstanding anything in this Agreement to the contrary, this Section 6.4(h) shall not apply to any Third Party Claim that is the subject of an Agreed-Upon Loss.

6.5 Stockholders Representative.

(a) By virtue of the approval of the Merger and execution and deliver this Agreement by the Stockholders, each of the Stockholders collectively and irrevocably constitute and appoint Duncan Wood as his agent and attorney-in-fact, as the Stockholders Representative for and on behalf of the Stockholders to give and receive notices and communications, to authorize payment to any Indemnified Party from the Escrow Fund in satisfaction of claims by any Indemnified Party, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to assert, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, any other claim by any Indemnified Party against any Stockholder or by any such Stockholder against any Indemnified Party or any dispute between any Indemnified Party and any such Stockholder, in each case relating to this Agreement or the transactions contemplated hereby, to execute and deliver documents and certificates pursuant to this Agreement (including on behalf of a Stockholder), to receive and disburse amounts to the Stockholders, to make all determinations with respect to the Minimum Cash and Merger Consideration, to agree to all amendments or modifications hereof and of any Related Agreements, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Stockholders Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. Stockholders Representative may resign from its position as Stockholder Representative at any time by written notice to Parent and the Stockholders. A vacancy in the position of Stockholders Representative may be filled by the holders of two-thirds in interest of the Escrow Fund. No bond shall be required of the Stockholders Representative, and the Stockholders Representative shall not receive any compensation for its services. Notices or communications to or from the Stockholders Representative shall constitute notice to or from the Stockholders.

(b) The Stockholders Representative shall not be liable to the Stockholders for any act done or omitted hereunder as Stockholders Representative while acting in good faith and in the exercise of reasonable judgment. The Stockholders on whose behalf the Escrow Shares were contributed to the Escrow Fund shall indemnify the Stockholders Representative and hold the Stockholders Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholders Representative and arising out of or in connection with the acceptance or administration of the Stockholders Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Stockholders Representative. A decision, act, consent or instruction of the Stockholders Representative, including an amendment, extension or waiver of this Agreement pursuant to Section 6.5 hereof, shall constitute a decision of the Stockholders and shall be final, binding and conclusive upon the Stockholders; and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Stockholders Representative as being the decision, act, consent or instruction of the Stockholders. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholders Representative.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

7.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of the Company, Parent and Merger Sub to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the condition that no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting or preventing consummation of the Merger.

7.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and Merger Sub:

(a) Representations, Warranties. The representations and warranties of each of the Company and the Stockholders (other than the Fundamental Representations) shall be true and correct in all material respects (without giving effect to any materiality or “Company Material Adverse Effect” qualifiers set forth therein) as of the Closing Date as though made on and as of the Closing Date except, in each case, to the extent such representations and warranties are made on and as of a specified date, in which case the same shall be true and correct as of the specified date. The Fundamental Representations (i) that are not qualified by “Company Material Adverse Effect” or other materiality qualifications shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date (or if made as of a specified date, as of such date), and (ii) that are qualified by “Company Material Adverse Effect” or other materiality qualifiers will be true and correct in all respects (without disregarding any materiality qualifications) on and as of the Closing Date with the same effect as though made at and as of the Closing Date (or if made as of a specified date, as of such date).

(b) Covenants. The Company and each Stockholders shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties on or prior to the Closing.

(c) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event or condition of any character that has had or is reasonably likely to have, either individually or in the aggregate with all such other events or conditions, a Company Material Adverse Effect.

(d) Approvals. The Joint Unanimous Written Consent of the Board of Directors and Stockholders of the Company which approves this Agreement, the Merger, and the transactions contemplated thereby which has been delivered simultaneously with the execution of this Agreement shall not have been altered, modified, changed, or revoked.

(e) Closing Deliverables. At or prior to the Closing, Stockholders Representative shall deliver or cause to be delivered to Parent and Merger Sub:

(i) a certificate of an authorized officer of the Company and Stockholders Representative, dated as of the Closing Date, to the effect that the conditions specified in Section 7.2(a), Section 7.2(b), and Section 7.2(c) have been satisfied;

(ii) the Company Stock Certificates, free and clear of all encumbrances, duly endorsed in blank or other instruments of transfer duly executed in blank, with all required stock transfer stamps affixed thereto;

(iii) a certificate from (A) the Delaware Secretary of State and (B) the Secretary of State of each jurisdiction in which the Company is qualified, in each case, to the effect that the Company is in good standing (or the equivalent thereof) in such jurisdiction as of a date not more than ten (10) Business Days prior to the Closing, and a duly executed certificate of the Secretary or other duly authorized officer of the Company, dated as of the Closing Date, certifying as to and attaching (A) a copy of the Company’s articles of incorporation and all amendments thereto, certified as of a date not more than five (5) Business Days prior to Closing by the Secretary of State of the State of Delaware, (B) a true, correct, and complete copy of the bylaws of the Company, (C) a copy of the of resolutions duly and validly adopted by the board of directors and shareholders of the Company evidencing their respective authorization of the execution and delivery of this Agreement, the Related Agreements and the consummation of the transactions contemplated hereby and thereby (including the Merger), and (D) specimen signatures of each officer who will execute any agreements, certificates, or instruments contemplated by this Agreement;

(iv) a certificate dated as of the Closing Date from each Stockholder, sworn under penalty of perjury and in form and substance required under Section 1445 of the Code and the Treasury Regulations promulgated thereunder, stating that such Stockholder is not a foreign person for purposes of Section 1445 of the Code;

(v) all consents, waivers, and approvals (in form and substance acceptable to Parent) of parties to any Contract (including Real Property Leases) set forth on Section 2.5(a) and Section 2.5(b) of the Company Disclosure Schedule hereto as are required thereunder in connection with the Merger, or for any such Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time;

(vi) a copy of pay-off letter(s) in customary form with respect to all Indebtedness and Company Transaction Expenses providing for the satisfaction and discharge of all obligations in respect of all Indebtedness and Company Transaction Expenses and release of all Liens, executed by such holder and delivered to Parent at least two (2) Business Days prior to the Closing;

(vii) original corporate records and minute books to the extent not in the possession and control of the Company and stored at the Company’s headquarters in Glendale, Arizona;

(viii) an Acknowledgement, Agreement, and General Release, duly executed by the Company and each Franchisee;

(ix) the Restrictive Covenant Agreements, dated as of the Closing Date, duly executed by the Company and each Stockholder;

(x) the Employment Agreements, dated as of the Closing Date, duly executed by the Company and each of Duncan Wood, Alec Carpenter, and Jordan Jenson;

(xi) the Lock-up Agreements, dated as of the Closing Date, duly executed by the Company and each Stockholder;

(xii) a Confidentiality and Invention Assignment Agreement, in form and substance reasonably acceptable to Parent, between the Company, on one hand, each employee of the Company and each Person who developed the point of sale proprietary software, on the other hand;

(xiii) a copy of the source code for the Company’s point of sale proprietary software in permanently accessible digital format;

(xiv) evidence satisfactory to Parent that the Office Building Lease, dated August 9, 2016, as amended, has been assigned from Wood to the Company and all required consents necessary for such transfer have been obtained;

(xv) evidence satisfactory to Parent that the PlayLive Trademarks have been transferred to the Company;

(xvi) a License Agreement, dated as of the Closing Date, in form and substance acceptable to Parent, between the Company and Grindless, LLC;

(xvii) the Certificate of Merger, dated as of the Closing Date, duly executed by the Company;

(xviii) an Escrow Agreement, dated the Closing Date, among Stockholders Representative, Parent, and the Escrow Agent, duly executed by Stockholders Representative; and

(xix) all other documents reasonably requested by Parent in order to consummate the transaction contemplated by this Agreement and the Related Agreements.

7.3 Conditions to the Obligations of the Company and the Stockholders. The obligations of the Company and the Stockholders to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by the Company or the Stockholders Representative, as applicable:

(a) Representations, Warranties. The representations and warranties of Parent and Merger Sub set forth in Article IV in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties are made on and as of a specified date, in which case the same shall continue to be true and correct as of the specified date.

(b) Covenants. Parent and Merger Sub shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties on or prior to the Closing Date.

(c) Deliveries. At or prior to the Closing, Parent shall deliver or cause to be delivered:

(i) to the Persons specified in Section 1.6, the payments specified in Section 1.6;

(ii) to the Stockholders Representative, a certificate of an authorized officer of each of Parent and Merger Sub, dated as of the Closing Date, to the effect that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied;

(iii) to the Stockholders Representative, a true, correct, and complete copy, certified by the Secretary or an Assistant Secretary of Parent, of the resolutions duly and validly adopted by (a) the board of directors of Parent and (b) the board of directors of Merger Sub, in each case, evidencing the authorization of the execution and delivery of this Agreement, the Related Agreements and the consummation of the transactions contemplated hereby and thereby (including the Merger); and

(iv) counterparts to an Escrow Agreement, dated the Closing Date, among Stockholders Representative, Parent, and the Escrow Agent, duly executed by Parent and Escrow Agent.

ARTICLE VIII

TERMINATION; WAIVER

8.1 Termination. Subject to Section 8.2 hereof, this Agreement may be terminated and the Merger abandoned at any time prior to the Closing:

(a) by mutual agreement of the Company and Parent;

(b) by Parent or the Company if the Closing Date shall not have occurred by October 1, 2019; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes breach of this Agreement;

(c) by Parent if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint which is in effect and which has the effect of making the Merger illegal;

(d) by Parent if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of the Company or any Stockholder contained in this Agreement such that the conditions set forth in Section 7.2(a) or Section 7.2(b) hereof would not be satisfied and such breach has not been cured within twenty (20) calendar days after written notice thereof to the Company; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; or

(e) by Parent if a Company Material Adverse Effect has occurred.

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub, the Company, or their respective officers, directors or securities holders, if applicable; provided, however, that each party hereto and each Person shall remain liable for any breaches of this Agreement prior to its termination; and provided further, however, that the provisions of the last sentence of Section 5.8(b) (No Solicitation), and the provisions of Sections 5.1 (Confidentiality), 5.2 (Public Disclosure), 5.4 (Expenses) hereof, Article X hereof and this Section 8.2 shall remain in full force and effect and survive any termination of this Agreement for a period of twelve (12) months pursuant to the terms of this Article VIII.

8.3 Extension; Waiver. At any time prior to the Closing, Parent, on the one hand, and the Company and the Stockholders Representative, on the other hand, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this Section 8.3, the Stockholders agree that any extension or waiver signed by the Stockholders Representative shall be binding upon and effective against all Stockholders whether or not they have signed such extension or waiver.

ARTICLE IX

DEFINITIONS

9.1 Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Action” means any claim, action, suit, arbitration, proceeding, or investigation before any Governmental entity or arbitrator.

“Affiliate” of a specified Person means a Person who, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person.

“Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA), and any employment, severance, retention, change in control, incentive (equity or otherwise), deferred compensation, vacation, holiday, sick leave, fringe benefit, educational assistance, flexible spending or other compensatory agreement, plan, program or arrangement that is not an “employee benefit plan” as so defined and that, in either case, is made, sponsored, contributed to, maintained or required to be sponsored, contributed to or maintained by Company or any ERISA Affiliate for the benefit of or otherwise covers any employee or any beneficiary or dependent of any employee or under which Company or any ERISA Affiliate has or may have any liability (direct or indirect).

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions located in Fort Lauderdale, Florida are authorized or obligated by Law or executive order to close.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Common Stock” means shares of common stock, $0.0001 par value per share, of the Company.

“Company Material Adverse Effect” means any event, circumstance, development, change or effect that individually or in the aggregate with all other events, circumstances, developments, changes and effects, is materially adverse to the business, operations, assets, financial condition, results of operations or prospects of the Company or would reasonably be expected to prevent or materially delay the transactions contemplated by this Agreement or prevent or materially impair or delay the ability of the Company to perform its obligations hereunder. Notwithstanding the foregoing, a Company Material Adverse Effect shall not be deemed to include any event, circumstance, development, change or effect to the extent resulting from any one or more of the following: (i) the execution and delivery of this Agreement, the pendency or public disclosure of this Agreement or the transactions contemplated by this Agreement (or any action taken by a party in response to such announcement), or the consummation of the transactions contemplated by this Agreement, or (ii) any outbreak or escalation of hostilities or war or any act of terrorism.

“Company Transaction Expenses” means (i) all Third Party Expenses incurred, paid or payable by the Company or any Stockholder and (ii) all expenses incurred by any party in connection with preparing and/or conforming Company documents, audits and other items to a form satisfactory to Parent for inclusion in filings with the SEC or other Governmental Entities.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, guaranty, instrument, lease, license, purchase order, arrangement, commitment, or other instrument, in each case, whether written or oral, and all amendments thereto and restatements thereof.

“Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Conversion” means the conversion of the Company from a Washington corporation to a Delaware corporation.

“Conversion Documents” means the Contracts, documents and instruments necessary to consummate the Conversion.

“Current Market Value” means, with respect to each share of Parent Common Stock, the average, over a period of five (5) days consisting of the date of valuation and the four (4) consecutive business days prior to that date, of the closing prices of the sales of such shares of Parent Common Stock on the primary securities exchange on which such shares may at that time be listed, or, if there have been no sales on such exchange on any day, the average of the highest bid and lowest asked prices on such exchange at the end of such day, or, if on any day such securities are not so listed, the average of the representative bid and asked prices quoted in the Nasdaq System as of 4:00 P.M., New York time, or, if on any day such securities are not quoted in the Nasdaq System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau Incorporated, or any similar successor organization. For purposes of determining the number of Escrow Shares at Current Market Value that should be released to Parent from escrow to satisfy any Losses, the “date of valuation” as used in this definition shall mean the date of the final determination of the amount of such applicable Losses.

“Environmental Law(s)” means any Law relating to the protection of human health (to the extent relating to human exposure to Hazardous Substances) or to pollution or protection of the environment, including those designed to: (a) notify Governmental Entities, employees or the public of intended, threatened or actual releases of Hazardous Substances in violation of environmental permits or other applicable Law; (b) prevent, regulate or require the reporting of the use, discharge, release or emission of Hazardous Substances; (c) reduce the quantities, prevent the release and minimize Hazardous Substances that are generated; (d) regulate the generation, management, treatment, storage, handling, transportation or disposal of Hazardous Substances; (e) assure that products are designed, formulated, packaged or used so that they do not present unreasonable risks to public health or the environment when used or disposed of; or (f) provide for or require the cleanup of Hazardous Substances that have been released into the environment, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Permits” means any permit, license registration, approval, notification or any other authorization required pursuant to Environmental Law to operate the business of the Company.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity or quasi-equity ownership interests (including, but not limited to interests in ownership, earnings or distributions) in a Person, and any Equity Rights entitling the holder thereof to purchase or acquire any such equity interest.

“Equity Rights” means, with respect to any Person, any subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or securities convertible into, any additional shares of capital stock of any class, or partnership or other Equity Interests of any type in, such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means a corporation or other Person, firm or entity which, together with the Company or any Affiliate of the Company, would be deemed to be a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means Continental Stock Transfer & Trust.

“Escrow Shares” means 75,000 shares of Parent Common Stock.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FDD” means the Company’s franchise disclosure document (including any document prepared as a “Franchise Disclosure Document,” an “FDD,” or other disclosure document) prepared in accordance with the FTC Rule (or its predecessor), or any applicable Franchise Law, and any variation of such franchise disclosure document which has been approved for use or used by the Company in any country, state, province or jurisdiction requiring the filing and/or approval of the Company’s Franchise Agreement, franchise offering, and/or franchise disclosure document.

“Final Decision” means a written final order of a court of competent jurisdiction delivered by Parent or Stockholders Representative to the Escrow Agent and accompanied by a written statement from such party to the effect that such order is from a court of competent jurisdiction and is final and not subject to further proceedings or appeal and a written instruction from such party to the Escrow Agent to effectuate such order or any award, judgement, decree or order award by an arbitrator under Section 6.4(f).

“Franchise” means any grant by the Company to any Person of the right to engage in or carry on a business, or to sell or offer to sell any product or service, under or in association with any trademark, which constitutes a “franchise,” as that term is defined under (i) the FTC Rule, regardless of the jurisdiction in which the franchised business is located or operates; or (ii) the Franchise Law, if any, applicable in the jurisdiction in which the franchised business is located or operates.

“Franchise Agreement” means any Contract, pursuant to which the Company grants or has granted to any Franchisee the right or option (whether or not subject to certain qualifications) to operate a franchised business, or to acquire any Franchise, including each agreement listed on Section 2.18(b)(i) of the Company Disclosure Schedule, and any development agreement, multi-unit license or franchise agreement, master franchise agreement, and similar agreement that covers the development or franchising of franchised businesses within any area or country or the delegation of duties by the Company with respect to its obligations as a franchisor or otherwise under any such agreement.

“Franchise Law” means the FTC Rule and any other domestic or foreign Law regulating the offer or sale of franchises, business opportunities, seller-assisted marketing plans or similar relationships, or governing the relationships between franchisors and franchisees, manufacturers and dealers, or grantors and distributors, including any Law that addresses unfair practices related to, or the default, termination, non-renewal, transfer of, franchises, dealerships and distributorships.

“Franchise System” mean the PlayLive Nation franchise system operated by the Company.

“Franchisee” means a Person who is a party to a Franchise Agreement with the Company.

“FTC Rule” means the Federal Trade Commission trade regulation rule entitled “Disclosure Requirements and Prohibitions Concerning Franchising,” 16 C.F.R. Section 436.1 et seq.

“GAAP” means generally accepted accounting principles of the United States of America, applied on a consistent basis, as in effect from time to time.

“Governmental Entity” means any government, any governmental or regulatory or administrative authority, entity or body, department, commission, board, department, commission, bureau, agency, or instrumentality, any securities exchange or other body or entity exercising law or rule making power, and any court, tribunal or judicial or arbitral body, in each case whether supranational, national, federal, state, county, municipal, provincial, and whether local or foreign.

“Hazardous Substances” means any chemical, substance, material, product, pollutant, contaminant, compound, or waste material(s), whether solid, semisolid, gas, or liquid in nature, as any of those terms are defined, classified, or regulated by any Environmental Laws, including but not limited to petroleum or petroleum products, including crude oil and any fractions thereof, polychlorinated biphenyls, asbestos or asbestos-containing materials present in building materials or components that could reasonably be expected to adversely affect human health, mold, urea formaldehyde foam insulation, per- and polyfluoroalkyl substances, radon, radioactive material, and any other substance, material or waste regulated on or prior to the Effective Time by any Governmental Entity or otherwise considered toxic, explosive, corrosive, flammable, infectious, carcinogenic, mutagenic or otherwise hazardous to the environment or human health.

“Indebtedness” means (A) indebtedness for borrowed money (including any accrued and unpaid interest thereon and any and all change in control premiums, prepayment costs, breakage costs, related expenses and fees and any other amounts payable in respect thereof by the Company), secured or unsecured, (B) all obligations in respect of letters of credit and bankers’ acceptances or lines of credit, (C) all obligations evidenced by bonds, debentures, notes or other similar instruments; (D) all obligations upon which interest charges are customarily paid, (E) all obligations secured by a Lien, (F) all obligations, contingent or otherwise, arising from deferred compensation arrangements, transaction bonuses, severance or bonus plans or arrangements, employment agreements or similar arrangements payable as a result of the consummation of the transactions contemplated hereby (regardless of whether any additional event, in addition to the consummation of the transactions contemplated hereby, is required to give rise to such obligations) and the employer portion of any employment, payroll, social security, unemployment or withholding Taxes related thereto, (G) severance obligations or similar obligations owed by any Company to any current or former employees or contractors triggered prior to the Closing, and the employer portion of any employment, payroll, social security, unemployment or withholding Taxes related thereto, (H) purchase money financing for equipment and vehicles, (I) obligations under conditional sale or other title retention Contracts relating to purchased property or services, whether contingent or otherwise, at the maximum amount payable in respect thereof, (J) all obligations recorded or required to be recorded as capital leases in accordance with GAAP as of the date of determination of such Indebtedness, (K) obligations under interest rate cap, swap, collar or similar transactions or currency hedging transactions (valued at the termination value thereof), (L) all indebtedness of the types referred to in clauses (a) through (k) above of another Person which is guaranteed directly or indirectly by the Company or secured by the assets of the Company, and (M) any amount by which actual Minimum Cash as of the Closing is less than $10,000.

“Indemnified Taxes” means any Taxes (a) imposed on or with respect to the Company or its assets or operations for any period (or portion of any period) ending on or before the Closing Date, (b) imposed in connection with the transactions contemplated by this Agreement, (c) of any Person other than the Company imposed on the Company as a result of being a member of any affiliated group (as defined in Section 1504 of the Code) on or before the Closing Date pursuant to Treasury Regulation Section 1.1502-6 or any similar state, local, or foreign Law, (d) any Taxes imposed upon the Company as a result of using a method of accounting other than the accrual method and (e) of any Person for which the Company is or becomes liable as a transferee or successor, by Contract (including any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person), pursuant to any Law, or otherwise, to the extent such Taxes relate to an event or transaction occurring on or before the Closing Date.

“Intellectual Property” means all of the following and similar intangible property and related proprietary rights, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world, including such property that is owned by the Company (“Owned Intellectual Property”) and that in which the Company holds exclusive or non-exclusive rights or interests granted by license from other Persons (“Licensed Intellectual Property”):

(i) trademarks, service marks, trade names, brand names, logos, trade dress and other proprietary indicia of goods and services, whether registered, unregistered or arising by Law, and all registrations and applications for registration of such trademarks, including intent-to-use applications, and all issuances, extensions and renewals of such registrations and applications;

(ii) internet domain names, whether or not trademarks, registered in any generic top level domain by any authorized private registrar or Governmental Entity;

(iii) original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered, unregistered or arising by Law), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications;

(iv) confidential information, formulas, designs, devices, technology, know-how, research and development, inventions, methods, processes, compositions and other trade secrets, whether or not patentable; and

(v) patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents and applications.

“IRS” means Internal Revenue Service.

“Knowledge” or “Known” means, with respect to the Company, means the knowledge of Duncan Wood, Robert Steinberger, Jordan Jenson, and Alec Carpenter after such persons have made due inquiry of all relevant employees, agents, and consultants of the Company who could reasonably be expected to have actual knowledge of the matters in question.

“Law” means any federal, state, local, non-U.S. or other law (statutory, common or otherwise), constitution, treaty, convention, ordinance, equitable principle, code, edict, judgment, injunction, decree, rule, requirement, regulation, executive order, or other similar authority issued, enacted, adopted, promulgated, implemented, applied, or otherwise put into legal effect by or under the authority of any Governmental Entity, each as amended and now in effect.

“Liability” or “Liabilities” means any liability, obligation or commitment of any nature whatsoever (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, matured or unmatured, determined or determinable, or due or to become due, or otherwise).

“Lien” means any lien, pledge, charge, claim, mortgage, sublease, restriction, easement, right of way, restriction on transfer, option, right of first refusal, right of first offer, security interest or other encumbrance of any kind.

“Losses” of a Person shall mean any and all losses, claims, Liabilities, Taxes, damages, costs, awards, Judgments, diminution in value, penalties, fines and expenses (including reasonable attorneys’ and consultants’ fees incurred in the investigation, defense, or settlement of any of the same or in asserting any of such Person’s rights hereunder) of such Person; provided, however, that Losses shall not include punitive damages except to the extent actually awarded pursuant to a Third Party Claim.

“Merger Consideration” means 750,000 shares of Parent Common Stock.

“Parent Common Stock” means shares of common stock, par value $0.0001 per share, of Parent.

“Per Share Merger Consideration” means (A) the Merger Consideration divided by (B) the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time.

“Person” means an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).

“PlayLive Trademarks” means, collectively, the following registrations with the United States Patent and Trademark Office: (a) Registration Number 4930921, registered April 5, 2016, (b) Registration Number 4925572, registered March 29, 2016, (c) Registration Number 4910427, registered March 1, 2016, and (d) Registration Number 4449142, registered December 10, 2013.

“Pro Rata Portion” means, when referring to the Merger Consideration, with respect to each Stockholder, a fraction, of which (A) the numerator is the number of shares of Parent Common Stock issuable as Merger Consideration to such Stockholder pursuant to this Agreement and (B) the denominator is the total number of shares of Parent Common Stock issuable as Merger Consideration to all Stockholders in the aggregate pursuant to this Agreement.

“Real Property Leases” means all leases, subleases, rights to occupy or use, licenses and other arrangements with respect to the use or occupancy of any real property to which the Company is a party, together with all amendments, modifications, side letters, estoppel letters and supplements thereto and waivers and consents thereunder.

“Related Agreements” means the Restrictive Covenant Agreement, Employment Agreements, Lock-up Agreements, Certificate of Merger, and all other agreements, documents, instruments and/or certificates executed and delivered by or on behalf of the Parent, Merger Sub, the Company or any of the Stockholders in connection with the transactions contemplated herein.

“Representatives” means, with respect to any Person, such Person’s directors, managers, officers, members, employees, agents and advisors (including accountants, consultants, investment bankers, legal counsel and other experts) and other representatives.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” or “Subsidiaries” means any Person (A) controlled by the Company, directly or indirectly, through one or more intermediaries or (B) in which the Company directly or indirectly owns an Equity Interest.

“Tax” or “Taxes” means any and all multi-national, federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add on minimum, sales, use, transfer, registration, value added, excise, natural resources, entertainment, amusement, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, ad valorem, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, composite, healthcare (whether or not considered a tax under applicable Law), escheat or unclaimed property (whether or not considered a tax under applicable Law) or other tax, of any kind whatsoever, including any interest, penalties (including penalties resulting from any failure to file or timely file a Tax Return), or additions to Tax in respect of the foregoing; the foregoing shall include any transferee or secondary liability for a Tax and any Tax liability assumed by agreement or arising as a result of being (or ceasing to be) a member of any affiliated group (as defined in Section 1504 of the Code) (or being included (or required to be included) in any Tax Return relating thereto).

“Tax Authority” means the IRS and any other domestic or foreign Governmental Entity responsible for the administration of any Taxes.

“Tax Law” means any law (whether domestic or foreign) relating to Taxes.

“Tax Returns” means any return, declaration, report, claim for refund or information, or statement filed or required to be filed with respect to Taxes, including any schedule or attachment therefor or any amendment thereof.

“Third Party Expenses” means all third party fees, costs and expenses incurred in connection with this Agreement, the Merger and the transactions contemplated hereby, including all legal, accounting, financial advisory, banking, consulting and all other fees and expenses of third parties incurred by a party, including its board of directors or stockholders to the extent such party is liable for such fees, in connection with the negotiation and effectuation of the terms and conditions of this Agreement, the Merger and the transactions contemplated hereby.

9.2 Other Definitions:

Defined Term	Section
“Accounts Receivable”	Section 2.7(d)
“Agreement”	Preamble
“AAA”	Section 6.4(g)
“Accounts Receivable”	Section 2.7(d)
“Acquisition Proposal”	Section 5.8(a)
“Advertising Fund”	Section 2.18(e)
“Agreed-Upon Loss”	Section 6.4(g)(v)
“Allowed Claims”	Section 5.6(a)
“Balance Sheet”	Section 2.7(a)
“Balance Sheet Date”	Section 2.7(a)
“Bankruptcy Exceptions”	Section 2.4
“Carpenter”	Preamble
“Certificate of Merger”	Section 1.2
“Charneski”	Preamble
“Claim Date”	Section 6.4(e)(i)
“Closing”	Section 1.2
“Closing Date”	Section 1.2
“Company”	Preamble
“Company Permits”	Section 2.6(a)
“Company Return”	Section 5.11(a)(i)
“Company Stock Certificates”	Section 1.8(b)
“Company Systems”	Section 2.25(a)

Defined Term	Section
“Content”	Section 2.25(c)
“Confidential Information”	Section 5.1
“Confidentiality Agreement”	Section 5.1
“DGCL”	Section 1.1
“Dissenting Shares”	Section 1.7(a)
“Dissenting Share Payments”	Section 1.7(c)
“D&O Policy”	Section 5.7
“Effective Time”	Section 1.2
“Employment Agreement”	Recitals
“Escrow Fund”	Section 6.4(a)
“Escrow Objection Notice”	Section 6.4(e)(ii)
“Escrow Period”	Section 6.4(c)
“Financial Statements”	Section 2.7(a)
“Fundamental Representations”	Section 6.1
“Franchise Broker”	Section 2.18(f)
“Franchise Form Agreement”	Section 2.18(b)(iv)
“Indemnified Parties”	Section 6.2(a)
“Indemnifying Party”	Section 6.4(e)(ii)
“Intellectual Property Registrations”	Section 2.14(a)
“Jenson”	Preamble
“Joint Instructions”	Section 6.4(c)
“Judgment”	Section 2.10
“Leased Real Property”	Section 2.13(a)
“Lock-Up Agreement”	Recitals
“Material Contracts”	Section 2.17(a)
“Merger”	Recitals
“Merger Sub”	Preamble
“Minimum Cash”	Section 1.14(a)
“Minimum Cash Adjustment Notice”	Section 1.14(b)
“Objection Deadline”	Section 6.4(f)
“Officer’s Certificate”	Section 6.4(e)
“Organizational Documents”	Section 2.2
“Parent”	Preamble
“Parent Returns”	Section 5.11(a)(ii)
“Parent SEC Documents”	Section 4.4
“PCI Security Standard”	Section 2.25(d)
“Personal Property”	Section 2.13(c)
“Rebates”	Section 2.18(i)
“Released Parties”	Section 5.6(a)
“Releasor”	Section 5.6(a)
“Restrictive Covenant Agreements”	Recitals
“Sanctions”	Section 2.6(c)
“Severance/Change in Control Obligations”	Section 2.27
“Share” or “Shares”	Recitals
“Spreadsheet”	Section 5.5
“Steinberger”	Preamble
“Stockholders”	Preamble
“Stockholders Representative”	Preamble
“Straddle Period”	Section 5.11(a)(ii)
“Survival Date”	Section 6.1
“Surviving Corporation”	Section 1.1
“Third Party Claim”	Section 6.4(h)
“Unresolved Claims”	Section 6.4(c)
“Wood”	Preamble

ARTICLE X

GENERAL PROVISIONS

10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, e-mail or otherwise, (b) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	if to Parent or Merger Sub, to:

Simplicity ESports and Gaming Company

7000 West Palmetto Park Road, Suite 210

Boca Raton, FL 33433

Attn: Jed Kaplan and Roman Franklin

Telephone: (855) 345-9467

with a copy to:

Akerman LLP

350 East Las Olas Boulevard, Suite 1600

Fort Lauderdale, Florida 33301

Attention: Edward L. Ristaino and Erin M. Swick

Telephone: (954) 463-2700

Facsimile: (954) 463-2224

(b)	if to the Company to:

PLAYLive Nation, Inc.

17235 N. 75th Avenue, Suite F115

Glendale, AZ 85308

Attention: Duncan Wood

Telephone: (360) 539-8667

with a copy to:

Soden & Steinberger, APLC

550 West C Street, Suite 1160

San Diego, California 92101

Attention: Robert J. Steinberger

Telephone: (619) 239-3200

Facsimile: (619) 238-4581

10.2 Interpretation. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Unless otherwise specified, any reference in this Agreement to any Article, Section, clause, Schedule or Exhibit shall be to the Articles, Sections and clauses of, and Schedules and Exhibits to, this Agreement. The term “dollar” or “$” means lawful currency of the United States of America. Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement. Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. Reference to any Law means such Law as amended, modified, codified, replaced or re-enacted, in whole or in part, including rules, regulations, enforcement procedures and any interpretations promulgated thereunder, all as in effect on the date hereof. Any reference to the masculine, feminine or neuter gender shall include such other genders and any reference to the singular or plural shall include the other. All Exhibits and Disclosure Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any reference to “days” means calendar days unless Business Days are expressly specified. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day.

10.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. A signed copy of this Agreement delivered by facsimile, email, DocuSign, .pdf, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

10.4 Entire Agreement; Assignment. This Agreement, the Exhibits and Schedules hereto, the Company Disclosure Schedule, and the documents and instruments and other agreements among the parties hereto referenced herein including the Related Agreements: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, representations and warranties both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other Person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise, except that Parent may assign any of its rights, interests and obligations hereunder (i) to any direct or indirect wholly owned Subsidiary or to any Affiliate, (ii) in connection with the transfer by Parent of all or substantially all or substantially all of its assets and (iii) for the purpose of securing any financing for the transactions contemplated hereby, and any refinancings or modifications or amendments in connection therewith.

10.5 Amendment. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by the Stockholders Representative and Parent expressly stating such instrument is intended to amend, modify, or supplement this Agreement. For purposes of this Section 10.5, the Stockholders agree that any amendment of this Agreement signed by the Stockholders Representative shall be binding upon and effective against the Stockholders whether or not they have signed such amendment.

10.6 Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the economic, business and other intent of the parties hereto. Notwithstanding the foregoing, if such provision could be more narrowly drawn by a court of competent jurisdiction so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn in the manner that comes closest to expressing the intention of the invalid, prohibited, or unenforceable term, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

10.7 Other Remedies. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Any agreement on the part of any party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by Parent or Stockholders Representative (on behalf of the Stockholders), as applicable. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

10.8 No Third Party Beneficiaries. Except as expressly provided in Article VI, this Agreement, the Exhibits and Schedules hereto, the Company Disclosure Schedule, and the documents and instruments and other agreements among the parties hereto referenced herein are not intended to, and shall not, confer upon any other Person any rights or remedies hereunder, nor create any right, claim or remedy of any nature whatsoever, including, but not limited to, any rights of employment for any specified period and/or any employee benefits in favor of any Person, union, association, employer, other employee or former employee, contractor or other entity, other than the parties hereto and their respective successors and permitted assigns.

10.9 Governing Law; Exclusive Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Subject to Section 6.4(f), each party irrevocably agrees that any Action arising out of or relating to this Agreement or the Related Agreements brought by any other party or its successors or assigns shall be brought and determined in any Delaware State or Federal court sitting in the County of New Castle (or, if such court lacks subject matter jurisdiction, in any appropriate Delaware State or Federal court), and each party hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Action arising out of or relating to this Agreement or the Related Agreements and the transactions contemplated hereby and thereby. Each party agrees not to commence any Action relating thereto except in the courts described above in Delaware, other than Action in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each party further agrees that notice as provided herein shall constitute sufficient service of process and each party further waives any argument that such service is insufficient. Each party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement, the Related Agreements or the transactions contemplated hereby or thereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement or the Related Agreements, or the subject matter hereof or thereof, may not be enforced in or by such courts.

10.10 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, expressly waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.11 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE RELATED AGREEMENTS, THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF OR THEREOF.

10.12 Disclosure Schedules. The information set forth in the Company Disclosure Schedule attached hereto is disclosed solely for purposes of this Agreement, and no information set forth herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of Law or breach of Contract). Notwithstanding anything to the contrary set forth in the Disclosure Schedules or in this Agreement, the information and disclosures set forth in any section of the Disclosure Schedules shall be deemed to be disclosed and incorporated by reference in any other section of the Disclosure Schedules as though fully set forth in such section of the Disclosure Schedules for which applicability of such disclosure is reasonably apparent on the face of the respective disclosure. The inclusion of any documents in the electronic data room, if made available to Parent from the date posted through the Closing and uploaded at least three (3) days prior to the Closing, shall be deemed to constitute delivery or making available (or the having made available) to Parent such documents for any representation or warranty in respect of the Company made herein with respect to the delivery or the making available of such documents.

10.13 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Delaware State or federal court sitting in the County of New Castle (or, if such court lacks subject matter jurisdiction, in any appropriate Delaware State or federal court), this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post bond or other security as a prerequisite to obtaining equitable relief.

10.14 USA Patriot Act Compliance. To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify and record information that identifies each Person who opens an account. For a non-individual Person such as a business entity, a charity, a trust or other legal entity, the Escrow Agent will ask for documentation to verify its formation and existence as a legal entity. The Escrow Agent may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation. The parties hereto each agree to provide all such information and documentation as to themselves as reasonably requested by the Escrow Agent to ensure compliance with federal law.

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IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Merger to be signed as of the date first written above.

SIMPLICITY ESPORTS AND GAMING COMPANY

By:	/s/ Jed Kaplan
Name:	Jed Kaplan
Title:	Chief Executive Officer

ESPORTS MERGER SUB, INC.

By:	/s/ Jed Kaplan
Name:	Jed Kaplan
Title:	President

[Signatures Continue on Next Page]

[Signature Page to Agreement and Plan of Merger]

PLAYLIVE NATION, INC.

By:	/s/ Duncan Wood
Name:	Duncan Wood
Title:	President

STOCKHOLDERS

/s/ Duncan Wood
Duncan Wood

/s/ Robert J. Steinberger
Robert J. Steinberger

/s/ Eric J. Charneski
Eric J. Charneski

/s/ Jordan C. Jenson
Jordan C. Jenson

/s/ Alec T. Carpenter
Alec T. Carpenter

STOCKHOLDERS REPRESENTATIVE

/s/ Duncan Wood
Duncan Wood

[Signature Page to Agreement and Plan of Merger]